Filed Pursuant to Rule 424(b)(7)
Registration No. 333-155742

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	10,280,002	$37.68	$387,350,475	$27,618.09

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933. Based on the average of the high and low prices for the common stock on June 29, 2010, as reported by the New York Stock Exchange.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 26, 2008)

10,186,378 Shares

Common Stock Underlying OP Units

93,624 Shares

Common Stock

This prospectus supplement is a supplement to the accompanying prospectus and relates to the holders of our common units of limited partnership interest, or “OP units,” in The Macerich Partnership, L.P.  (the “Operating Partnership”) named herein (the “OP unit holders”).  The OP units may be redeemed at the request of the OP unit holder and we may elect to redeem them for cash or shares of our common stock on a one-for-one basis. Currently, there are no outstanding redemption requests from the OP unit holders.

This prospectus supplement covers the potential offer and sale, from time to time, by the OP Unit holders of up to 10,186,378 shares of our common stock that may be issued to such OP unit holders upon redemption of an equal number of OP units.  The OP unit holders may only offer these shares of our common stock if upon any request for redemption we exercise our right to issue our common stock to them instead of paying a cash amount.  The registration of the shares of our common stock covered by this prospectus supplement satisfies any contractual obligation, but does not necessarily mean that any of the holders of OP units will exercise their redemption rights or that upon any such redemption we will elect, in our sole and absolute discretion, to redeem some or all of the OP units for shares of our common stock instead of paying a cash amount.  This prospectus supplement also covers the potential offer and sale of 93,624 shares of our common stock that were received by two OP unit holders upon redemption of a portion of their OP units.

The OP unit holders will act independently in making decisions with respect to the timing, manner and size of any sale or non-sale related transfer.  The OP unit holders may sell these shares in one or more transactions at the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other price as the OP unit holders determine from time to time. See “Plan of Distribution.” Our common stock trades on the New York Stock Exchange under the symbol “MAC.” On June 30, 2010, the closing sale price of our common stock was $37.32 per share.

Investing in the common stock involves risks. See “Risk Factors” beginning on page S-3.

We will not receive any proceeds from the sale by the OP unit holders of the common stock.  We will pay all expenses of the registration of the common stock and certain other expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2010.

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

PROSPECTUS SUPPLEMENT SUMMARY

We are involved in the acquisition, ownership, development, redevelopment, management, and leasing of regional and community shopping centers located throughout the United States. We are the sole general partner of, and own a majority of the ownership interests in, our Operating Partnership.  As of June 30, 2010, the Operating Partnership owned or had an ownership interest in 71 regional shopping centers and 14 community shopping centers aggregating approximately 74 million square feet of gross leasable area.

We are a self-administered and self-managed real estate investment trust, or REIT, and conduct all of our operations through the Operating Partnership and our management companies.

We were organized as a Maryland corporation in September 1993.  Our principal executive offices are located at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401.  Our telephone number is (310) 394-6000.  Our website address is www.macerich.com.  Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to the “Company,” “we,” “us” and “our” refer to The Macerich Company, those entities owned or controlled by The Macerich Company and predecessors of The Macerich Company.

The Offering

Securities Offered

Up to 10,186,378 shares of our common stock that may be issued to the OP unit holders upon redemption for an equal number of OP units of our Operating Partnership. Currently, there are no outstanding redemption requests from the OP unit holders.

Up to 93,624 shares of our common stock that were received by two OP unit holders upon redemption of a portion of their OP units

The Operating Partnership issued the OP units to the OP unit holders from 1994 through 2005 in connection with various acquisitions by the Operating Partnership.

Pursuant to the limited partnership agreement of our Operating Partnership, holders of OP units may tender their OP units for a cash amount equal to the value of an equivalent number of shares of our common stock. In lieu of paying a cash amount, however, we may, at our option, choose to acquire any OP units so tendered by issuing common stock upon redemption of such OP units. The common stock is redeemed for OP units on a one-for-one basis. Under the terms of the limited partnership agreement of our Operating Partnership, these OP units were not redeemable until after the first anniversary of the issuance date of such OP units.

The registration of the shares of our common stock covered by this prospectus supplement satisfies any contractual obligation, but does not necessarily mean that (i) any of the holders of OP units will exercise their redemption rights, (ii) that upon any such redemption we will elect, in our sole and absolute discretion, to redeem some or all of the OP units for shares of our common stock instead of paying a cash amount or (iii) that if any of the holders of OP units receive shares of our common stock upon redemption of their OP units that they will sell such shares.

Use of Proceeds

We will not receive any proceeds from any sale of shares by the OP unit holders. The OP unit holder will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares.

New York Stock Exchange Symbol	MAC
Risk Factors

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page S-3 of this prospectus supplement and all other information appearing elsewhere and in the documents incorporated herein by reference.

RISK FACTORS

In addition to other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and in the documents incorporated by reference in this prospectus supplement before making an investment decision. These risks are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of the Common Stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) Macerich’s Annual Report on Form 10-K for the year ended December 31, 2009, (ii) Macerich’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and (iii) documents Macerich files with the SEC after the date of this prospectus supplement and which are deemed incorporated by reference in this prospectus supplement.

The price of our common stock has and may continue to fluctuate significantly, which may make it difficult for you to sell the common stock when you want or at prices you find attractive.

The price of our common stock on the New York Stock Exchange constantly changes and has been subject to significant price fluctuations. We expect that the market price of our common stock will continue to fluctuate significantly. Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control.  These factors may include:

•                                          actual or anticipated variations in our operating results or dividends;

•                                          changes in our funds from operations or earnings estimates;

•                                          changes in the ability of our shopping centers to generate sufficient revenues to meet operating and other expenses, whether as a result of economic conditions, consumer spending and consumer confidence, local real estate conditions or otherwise;

•                                          local economic and real estate conditions in geographic locations where we have a high concentration of centers;

•                                          competition by public or private mall companies or others, including competition for both acquisition of centers and for tenants to occupy space;

•                                          the ability of our tenants to pay rent to us and meet their other obligations to us under current lease terms and our ability to lease space on favorable terms;

•                                          the success of our acquisition and real estate development strategy;

•                                          our ability to comply with the financial covenants in our debt agreements and the impact of restrictive covenants in our debt agreements;

•                                          our access to financing;

•                                          inflation and increases in interest rates;

•                                          our ability to comply with current and future regulations with respect to our qualification as a REIT and restrictions imposed on us and our business by those regulations;

•                                          the risk that if we fail to qualify as a REIT, we will have reduced funds available for distributions, will not be allowed a deduction for distributions, and will be subject to U.S. federal income tax at regular corporate rates;

•                                          our ability to comply with our joint venture agreements and other risks associated with our joint venture investments;

•                                          possible uninsured losses, including losses from casualty events or natural disasters, and possible environmental liabilities;

•                                          the impact of an ownership limit and anti-takeover defenses in our charter and bylaws and under Maryland law;

•                                          any future issuances of equity securities;

•                                          general market fluctuations, industry factors and general economic and geopolitical conditions and events, such as economic slowdowns or recessions, consumer confidence in the economy, ongoing military conflicts and

•                                          the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement.

In addition, the stock market in general has recently experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from any sale by the OP unit holders of the common stock offered by this prospectus supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section updates and replaces in its entirety the section in the accompanying prospectus entitled “Certain United States Federal Income Tax Considerations.”

The following discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and the material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of our common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final and temporary Treasury regulations promulgated thereunder and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of our common stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction or under any federal tax laws other than U.S. federal income tax laws. This summary does not address all tax considerations that may be relevant to a prospective investor based on such investor’s particular circumstances, and is not intended to be applicable to all categories of investors that may be subject to special treatment under the Code, including but not limited to dealers in securities, banks, thrifts, or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold common stock as part of a straddle, conversion transaction, or hedge, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, a holder who received our common stock through the exchange of employee stock options or otherwise as compensation, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons whose “functional currency” is other than the U.S. dollar, holders subject to the alternative minimum tax, foreign governments or international. In addition, this discussion is limited to persons who hold our common stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

The sections of the Code relating to qualification and operation as a REIT, and the U.S. federal income tax treatment of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only certain material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and Treasury regulations.

THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

Taxation of Our Company

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 1994. We believe that we are organized and have operated in a manner that qualifies us for taxation as a REIT under the Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, which in turn depends, in part, on our operating results.

We generally are not subject to U.S. federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually as long as we qualify as a REIT. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that typically results from investment in a corporation.

Notwithstanding our qualification as a REIT, we are subject to U.S. federal income tax as follows:

•                  we are taxed at normal corporate rates on any undistributed net income (including undistributed net capital gains);

•                  if we fail to satisfy either the 75% or the 95% gross income tests (discussed below), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which we fail the 75% test and (2) the amount by which we fail the 95% test, in either case multiplied by a fraction intended to reflect our profitability;

•                  if we should fail to satisfy the asset tests or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax;

•                  we are subject to a tax of 100% on net income from any “prohibited transaction;”

•                  we are subject to tax, at the highest corporate rate, on net income from (1) the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property;

•                  if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year and (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed plus (b) the amounts with respect to which certain taxes are imposed on us;

•                  if we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during a ten-year period (seven-year period with respect to any such gain recognized during any taxable year beginning in 2009 or 2010) beginning on the date that we acquired the asset, then the asset’s “built-in” gain generally will be subject to tax at the highest regular corporate rate;

•                  we are subject to the corporate alternative minimum tax, and may be subject to additional taxes if we find ourselves in situations not presently contemplated; and

•                  a 100% tax may be imposed on certain transactions between us and our taxable REIT subsidiaries that do not reflect arm’s length terms.

Our management companies that are referred to as “taxable REIT subsidiaries” (within the meaning of Section 856(l)(1) of the Code), including Macerich Management Company and Westcor Partners, L.L.C., are taxed on their income at regular corporate rates. We use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.

Requirements for Qualification

To qualify as a REIT for U.S. federal income tax purposes, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests and (d) annual distribution requirements.

Organizational Requirements.    We must be organized as a corporation, trust or association:

(1)          that is managed by one or more trustees or directors;

(2)          the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)          that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)          that is neither a financial institution nor an insurance company subject to specified provisions of the Code;

(5)          the beneficial ownership of which is held by 100 or more persons;

(6)          during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, or by application of certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include some entities that would not ordinarily be considered “individuals”); and

(7)          that meets other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during our entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Our charter provides for restrictions regarding transfer of our capital stock in order to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These transfer restrictions are described in “Description of Our Capital Stock—Restrictions on Transfer and Ownership” in the accompanying prospectus.

We are treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year, we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.

Gross Income Tests.    We must satisfy the following two separate gross income tests each year:

•                  75% Gross Income Test. At least 75% of our gross income (excluding gross income from prohibited transactions, income from certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (generally including rents from real property, dividends from other REITs, and, in some circumstances, interest on mortgages), or some types of temporary investment income.

•                  95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions, income from certain hedging transactions, and certain foreign currency gains recognized after July 30, 2008) must consist of items that satisfy the 75% gross income test and certain other items, including dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these types of income).

Rents from Real Property.    Rents received by us qualify as “rents from real property” in satisfying the gross income tests described above if the following conditions are met. First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. An amount received or accrued generally is not excluded from the term “rents from real property” solely because the amount is based on a fixed percentage or percentages of receipts or sales. Second, we, or an owner of 10% or more of our equity securities, must not directly or constructively own 10% or more of a tenant. Third, if more than 15% of the total rent we receive under a lease is attributable to personal property leased in connection with a lease of real property, then the portion of rent attributable to that personal property does not qualify as “rents from real property.” Finally, we generally must not operate or manage the property, or furnish or render services to the tenants of the property, other than through an independent contractor from whom we do not derive revenue. However, we may directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only or are not otherwise considered “rendered to the occupant” for its convenience. A de minimis amount of up to 1% of the gross income may be received by us from each property from the provision of non-customary services without disqualifying all other amounts received from that property as “rents from real property.”

However, the de minimis amount itself will not qualify as “rents from real property” for purposes of the 75% and 95% gross income tests. In addition, we may furnish certain services (including “non-customary” services) through a taxable REIT subsidiary, which includes a corporation other than a REIT in which we hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. As mentioned above, a taxable REIT subsidiary is subject to U.S. federal income tax at regular corporate rates.

For purposes of the above, rents received from a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by our taxable REIT subsidiary are substantially comparable to rents by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, or modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock representing more than 50% of the total voting power or value of the outstanding stock of such taxable REIT subsidiary.

Certain of our affiliates, including Macerich Property Management Company, LLC and Macerich Westcor Management LLC, have provided and will continue to provide services with respect to shopping centers wholly owned by us (“Centers”) and any newly-acquired, wholly-owned property of the Operating Partnership or certain of our property partnerships. We believe that all of the services so provided were and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only. Therefore, the provision of those services will not cause the rents received with respect to the Centers or newly-acquired centers to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. In addition, we have elected taxable REIT subsidiary status with respect to certain of our affiliates. If the Operating Partnership or a property partnership contemplates providing services in the future that reasonably might be expected to fail the “usual or customary” standard, it will arrange to have those services provided by an independent contractor from whom neither the Operating Partnership nor any property partnership receives any income, or by one of our taxable REIT subsidiaries.

Prohibited Transactions.    Net income from prohibited transactions is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We believe that none of the assets owned by the Operating Partnership, the property partnerships, or us are held for sale to customers. Further, the sale of any Center and associated property will not be in the ordinary course of business of the Operating Partnership, the relevant property partnership or us. We will attempt to comply with the terms of the safe harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. However, we may not always comply with the safe harbor and, in the absence of the safe harbor, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances, including those related to a particular property. As such, complete assurance cannot be given that we can comply with the safe harbor provisions of the Code or avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of business.”

Effect of Subsidiary Entities.    In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of applying the gross income and assets tests the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will remain the same in the hands of the REIT for U.S. federal income tax purposes. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and our property partnerships will be treated as our assets, liabilities and items of income for purposes of applying the gross income and assets tests described in this prospectus supplement.

Our investment in the Centers directly or indirectly through the Operating Partnership and property partnerships should give rise to qualifying income in the form of rents and gains on the sales of Centers.

Substantially all income derived by us from our taxable REIT subsidiaries will be in the form of dividends on the stock and equity interests owned by the Operating Partnership. While these dividends only satisfy the 95% (and not the 75%) gross income test, we anticipate that non-qualifying income on our investments (including dividend income) will not result in our failing any of the gross income tests.

Redetermined Rents.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions generally apply where:

•                  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•                  the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties, and the charges for such services are substantially comparable;

•                  rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary, and the charge for services is separately stated; or

•                  the taxable REIT subsidiary’s gross income from the services is not less than 150% of the subsidiary’s direct cost in furnishing or rendering the service.

Relief Provisions for Failing the 75% or the 95% Gross Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under provisions of the Code. Relief provisions are generally available if:

•                  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service (the “IRS”) setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with forthcoming Treasury regulations; and

•                  our failure to meet these tests was due to reasonable cause and not willful neglect.

However, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, a tax will be imposed with respect to some or all of our excess nonqualifying gross income, reduced by approximated expenses.

Asset Tests.    We must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year:

•                  at least 75% of the value of our total assets must be represented by real estate assets (including (1) our allocable share of real estate assets held by partnerships in which we own an interest, (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company, cash, cash items and government securities and (3) stock in other REITs);

•                  not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

•                  of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a taxable REIT subsidiary), and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities (unless the issuer is a taxable REIT subsidiary or we can avail ourselves of the rules relating to certain securities and “straight debt” summarized below); and

•                  not more than 20% of the value of our total assets (25% for taxable years beginning after July 30, 2008) may be represented by securities of one or more taxable REIT subsidiaries.

For purposes of these tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, certain specified rental agreements and securities issued by REITs are not treated as “securities” for purposes of the “10% value” asset test. “Straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in cash if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (subject to certain specified exceptions), and (iii) the issuer is either not a corporation or partnership, or the only securities of the issuer held by us, and certain of our taxable REIT subsidiaries, subject to a de minimis exception, are straight debt and other specified assets.

Our investment in the Centers through our interest in the Operating Partnership and property partnerships will constitute qualified assets for purposes of the 75% asset test.

The Operating Partnership owns 100% of the outstanding stock of Macerich Management Company, which has elected taxable REIT subsidiary status.  In addition, the Operating Partnership owns indirectly 100% of the interests in Westcor Partners, L.L.C., which also has elected taxable REIT subsidiary status. Because we have a partnership interest in the Operating Partnership, we are deemed to own our pro rata share of the assets of the Operating Partnership, including the securities of Macerich Management Company and the interests in Westcor Partners, L.L.C. Macerich Property Management Company, LLC and Macerich Westcor Management LLC are both single member limited liability companies that are disregarded for U.S. federal income tax purposes.

Because the management companies are either taxable REIT subsidiaries or are disregarded entities for U.S. federal income tax purposes, the Operating Partnership does not violate the limitation on holding more than 10% of the voting securities of any one issuer. In addition, not more than 20% (25% for taxable years beginning after July 30, 2008) of our total assets consists of securities issued by the management companies that have elected taxable REIT subsidiary status.

The above asset tests must be satisfied not only on the date that we acquire, directly or through the Operating Partnership, securities in the applicable issuer, but also in each quarter we acquire any security or other property, including as a result of increasing our interest in the Operating Partnership. After initially meeting the asset tests at the beginning of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter. Although we believe we have satisfied the asset tests and plan to take steps to ensure that we satisfy such steps for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in the Operating Partnership’s overall interest in an issuer. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

In certain cases, we may avoid disqualification for any taxable year if we fail to satisfy the asset tests after the 30-day cure period. We will be deemed to have met certain of the REIT asset tests if the value of our non-qualifying assets for such tests (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the non-qualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by forthcoming Treasury regulations. For violations due to reasonable cause rather than willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT, after the 30-day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by forthcoming Treasury regulations, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets, and (iii) disclosing certain information to the IRS. If we fail the asset test and cannot avail ourselves of these relief provisions, we may fail to qualify as a REIT.

Annual Distribution Requirements.    We are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (1) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (2) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of specified items of noncash income. Dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. We may designate all or a portion of our undistributed net capital gains as being includable in the income of our stockholders as gain from the sale or exchange of a capital asset. If so, the stockholders receive an increase in the basis of their stock in the amount of the income recognized. Stockholders are also to be treated as having paid their proportionate share of the capital gains tax imposed on us on the undistributed amounts and receive a corresponding decrease in the basis of their stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) the undistributed amounts on which certain taxes are imposed on us. We have made and intend to make timely distributions sufficient to satisfy all annual distribution requirements.

From time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of those expenses in arriving at our taxable income. Further, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT, or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends (discussed immediately below). We are required to arrange through the Operating Partnership any borrowings for the purpose of making distributions to stockholders.

The IRS has published guidance that provides temporary relief for a publicly-traded REIT to satisfy the annual distribution requirement with distributions consisting of its stock and at least a minimum percentage of cash. Pursuant to this IRS guidance, a REIT may treat the entire amount of a distribution consisting of both stock and cash as a qualifying distribution for purposes of the annual distribution requirement if the following requirements are met: (1) the distribution is made by the REIT to its stockholders with respect to its stock; (2) stock of the REIT is publicly traded on an established securities market in the United States; (3) the distribution is declared on or before December 31, 2012 with respect to a taxable year ending on or before December 31, 2011; (4) pursuant to such declaration, each stockholder may elect to receive its proportionate share of the declared distribution in either cash or stock of the REIT of equivalent value, subject to a limitation on the amount of cash to be distributed in the aggregate to all stockholders (the “Cash Limitation”), provided that (a) such Cash Limitation is not less than 10% of the aggregate declared distribution, and (b) if too many stockholders elect to receive cash, each stockholder electing to receive cash will receive a pro rata amount of cash corresponding to the stockholder’s respective entitlement under the declaration, but in no event will any stockholder electing to receive cash receive less than 10% of the stockholder’s entire entitlement under the declaration in cash; (5) the calculation of the number of shares to be received by any stockholder will be determined over a period of up to two weeks ending as close as practicable to the payment date, based upon a formula utilizing market prices that is designed to equate in value the number of shares to be received with the amount of cash that could be received instead; and (6) with respect to any stockholder participating in a dividend reinvestment plan (“DRIP”), the DRIP applies only to the extent that, in the absence of the DRIP, the stockholder would have received the distribution in cash under subsection (4) above. We have made distributions (and may make future distributions) that are intended to meet all of the requirements described in this paragraph and count toward our satisfaction of the annual distribution requirement.

Under circumstances relating to any IRS audit adjustments that increase income, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being disqualified as a REIT or taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record Keeping Requirements.    To elect taxation as a REIT under applicable Treasury regulations, we must maintain records and request information from our stockholders designed to disclose the actual ownership of our stock. We have complied and intend to continue to comply with these requirements.

Affiliated REITs.    The Operating Partnership owns 100% of the outstanding common stock of Macerich PPR Corp., which in turn owns, directly or indirectly, a 51% interest in Pacific Premier Retail Trust. The Operating Partnership also owns, directly or indirectly, (i) a 50% interest in Queens Mall Limited Partnership, (ii) a 51% interest in Queens Mall Expansion Limited Partnership and (iii) a 50.1% interest in Freehold Chandler Trust LLC, each of which has elected to be treated as a corporation for U.S. federal income tax purposes and each of which will elect to be treated as a REIT for the taxable year ending December 31, 2009. These affiliated REITs must also meet the REIT tests discussed above. The failure of any of these affiliated REITs to qualify as a REIT could cause us to fail to qualify as a REIT, because we would then own (through the Operating Partnership) more than 10% of the securities of an issuer that was neither a REIT, a qualified REIT subsidiary nor a taxable REIT subsidiary. We believe that the affiliated REITs have been organized and operated in a manner that will permit them to qualify as REITs. The affiliated REITs, however, may be “personal holding companies” within the meaning of the Code, and may thereby be subject to the personal holding company tax.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT for U.S. federal income tax purposes in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will we be required to make those distributions. If we fail to so qualify and the relief provisions do not apply, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable at capital gain rates (through 2010), and, subject to specified limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

We can invoke specified cure provisions for any taxable year in the event we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT for U.S. federal income tax purposes. These cure provisions would limit the instances causing our disqualification as a REIT for violations due to reasonable cause, and would instead require the payment of a monetary penalty.

Tax Aspects of Our Investments in Partnerships

We hold direct or indirect interests in the Operating Partnership and the property partnerships (each individually a “Partnership” and, collectively, the “Partnerships”). In general, partnerships are “pass-through” entities which are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership. Further, the partners are potentially subject to tax thereon without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the items of income, gain, loss, deduction and credit of the Partnerships for purposes of the various REIT income tests. See above “—Requirements for Qualification—Gross Income Tests.” Any resulting increase in our REIT taxable income will increase our distribution requirements (see above “—Requirements for Qualification—Annual Distribution Requirements”). However, these increases will not be subject to U.S. federal income tax in our hands provided that the income is distributed by us to our stockholders. Moreover, for purposes of the REIT asset tests (see above “—Requirements for Qualification—Asset Tests”), we will include our proportionate share of assets held by the Partnerships.

Tax Allocations with Respect to Contributed Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution (a “Book-Tax Difference”). These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed principally by way of contributions of appreciated property. Consequently, the Partnership Agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the limited partners of the Operating Partnership who contributed properties to it will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) of the Code do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury regulations, special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating these deductions to the non-contributing partners (i.e., the REIT and the other non-contributing partners) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners that contributed the property. The Operating Partnership intends to elect the traditional method of rectifying the Book-Tax Difference under the applicable Treasury regulations, under which, if depreciation deductions are less than the non-contributing partners’ share of book depreciation, then the non-contributing partners lose the benefit of these deductions (the “ceiling rule”). The application of the ceiling rule increases the likelihood that we will recognize taxable income in excess of cash proceeds in our capacity as a partner of the Operating Partnership, which might adversely affect our ability to comply with the REIT distribution requirements. See above “—Requirements for Qualification—Annual Distribution Requirements.”

Taxation of Stockholders

Taxation of Taxable U.S. Holders

U.S. Holder and Non-U.S. Holder.    For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock that is:

•                  a citizen or resident of the United States;

•                  a corporation or entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision of the United States;

•                  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if it (1) is subject to the primary supervision of a court within the United States, and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A beneficial owner of our common stock that is an individual, a corporation or entity treated as a corporation for U.S. federal income tax purposes, an estate or trust and not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Persons holding our common stock through a partnership or other entity treated as a partnership for U.S. federal income tax purposes should consult their own tax advisors.

Distributions.    As long as we qualify as a REIT for U.S. federal income tax purposes, distributions made to our taxable U.S. Holders on our common stock will be taxed as follows:

•                  Distributions out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally constitute ordinary dividend income to U.S. Holders and will not be eligible for the dividends received deduction for corporations.

•                  Distributions in excess of current and accumulated earnings and profits are not taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s shares, but rather reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Holder’s shares, they are to be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

•                  Distributions designated as capital gain dividends constitute long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held its stock. Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income.

•                  Distributions declared by us in October, November or December of any year payable to a U.S. Holder of record on a specified date in October, November or December will be treated as both paid by us and received by the U.S. Holder on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year.

•                  U.S. Holders may not include in their individual income tax returns any of our net operating losses or capital losses.

•                  In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, the Company’s earnings and profits generally will be allocated first to distributions with respect to our preferred stock prior to allocating any remaining earnings and profits to distributions on our common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, although the proper tax treatment of those amounts is not entirely clear, we intend to allocate the capital gain dividends among different classes of stock in proportion to the allocation of earnings and profits as described above.

Distributions Consisting of Stock and Cash.    As discussed above in “Requirements for Qualification—Annual Distribution Requirements,” we have made distributions (and may make further distributions) in cash and shares of common stock. With respect to each such distribution, each U.S. Holder must include the sum of the value of the shares of our common stock and the amount of cash, if any, received pursuant to the dividend in its gross income as a taxable dividend to the extent that the distribution is made out of our current and accumulated earnings and profits. For this purpose, the amount of the dividend paid in common stock will be equal to the amount of cash that could have been received instead of our common stock. A U.S. Holder that receives shares of our common stock pursuant to the dividend would have a tax basis in such stock equal to the amount of cash that could have been received instead of such stock as described above, and the holding period in such stock would begin on the day following the payment date for the dividend. Accordingly, a U.S. Holder’s tax liability with respect to such dividend may be significantly greater than the amount of cash it receives.

Tax Rates.    The current maximum tax rate applicable to non-corporate taxable U.S. Holders for long-term capital gains, including capital gain dividends, and for certain dividends, has generally been reduced to 15%. Short-term capital gains recognized by non-corporate taxpayers are currently taxed at ordinary income rates (currently up to 35%). Gains recognized by corporate taxpayers (other than tax-exempt taxpayers) are currently subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The deductibility of capital losses is subject to certain limitations.

In general, dividends paid by REITs are not eligible for the reduced 15% tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate (REIT) level or to dividends properly designated by us as capital gain dividends. The currently applicable provisions of the U.S. federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset,” or revert back to the provisions of prior law, effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, on March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010, under which individuals will be subject to a 3.8% surtax for taxable years beginning after December 31, 2012 imposed on the lesser of (i) their net investment income (including, among other things, dividend and capital gains from the sale or other disposition of stock), or (ii) the excess of their adjusted gross income, increased by any foreign earned income otherwise excluded from adjusted gross income over their applicable “threshold amount.” The applicable threshold amounts include: for married couples filing a joint return (and surviving spouses), $250,000; for a married taxpayer filing an individual return, $125,000; and for single and head-of-household taxpayers, $200,000. Taxable estates and certain trusts are also subject to a 3.8% surtax on the lesser of (i) their undistributed net investment income for the tax year, or (ii) any excess of their adjusted gross income over the dollar amount at which the highest tax bracket for estates and trusts begins for the tax year. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Sale, Exchange, Repurchase or Other Disposition of our Common Stock.    Upon a sale, repurchase or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received on the sale or other disposition and such holder’s adjusted tax basis in our common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for our common stock is more than one year. In general, any loss upon a sale or exchange of shares by a U.S. Holder, if such holder has held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such holder as long-term capital gain. The deductibility of capital losses is subject to a number of limitations.

Backup Withholding and Information Reporting.    Information with respect to dividends paid on our common stock and proceeds from the sale or other disposition of our common stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.

A U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to distributions paid on our common stock, or with respect to proceeds received from a sale or other disposition of our common stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9.

U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Treatment of Tax-Exempt Holders.    Distributions on our common stock by us to a tax-exempt employee pension trust, or other domestic tax-exempt holder, generally will not constitute unrelated business taxable income (“UBTI”), unless the holder has borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of some REITs may be required to treat a specified percentage of those REITs’ distributions as UBTI. This requirement will apply only if (1) the REIT would not qualify as such for U.S. federal income tax purposes but for the application of a “look-through” exception to the “five or fewer” requirement applicable to shares held by qualified trusts and (2) the REIT is “predominantly held” by “qualified trusts” (as defined below). A REIT is predominantly held if either (1) a single qualified trust holds more than 25% by value of the REIT interests; or (2) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less specified associated expenses) of the REIT. A de minimis exception applies for any year in which the ratio set forth in the preceding sentence is less than 5%. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. Because the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying upon the “look-through” exception, the restrictions on ownership of our stock in our charter generally should prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our stock, absent approval by our Board of Directors.

Taxation of Non-U.S. Holders.    This section provides a brief summary of the complex rules governing U.S. federal income taxation of Non-U.S. Holders. Prospective Non-U.S. Holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions.    Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and that may not be designated by us as capital gain dividends generally will be treated as ordinary dividend income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will ordinarily be subject to a withholding tax of 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in our common stock is treated as effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (through a U.S. permanent establishment, if the Non-U.S. Holder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), the Non-U.S. Holder generally will be subject to a tax at graduated rates, in the same manner that U.S. Holders are taxed with respect to distributions of this kind (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of this kind made to a Non-U.S. Holder, unless the Non-U.S. Holder files (1) an accurate and complete IRS Form W-8BEN with us certifying that a lower treaty rate applies, or (2) an accurate and complete IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent that these distributions do not exceed the adjusted basis of the Non-U.S. Holder’s shares, but rather will reduce the adjusted basis of those shares, and may be subject to U.S. withholding tax as described below. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Holder’s shares, these distributions will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of shares in us, as described below, and may be subject to U.S. withholding tax as described below. If it cannot be determined, at the time a distribution is made, whether or not that distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable by the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the Non-U.S. Holder on a timely basis.

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) (as discussed further below), we may, under certain circumstances, be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the Non-U.S. Holder is not liable for tax on the receipt of that distribution.  However, a Non-U.S. Holder may seek a refund of these amounts from the IRS if the Non-U.S. Holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a Non-U.S. Holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless: (1) the investment in our common stock is effectively connected with the Non-U.S. Holder’s U.S. trade or business (through a U.S. permanent establishment, if the Non-U.S. Holder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or (2) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for more than 182 days during the taxable year and certain other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, reduced by certain capital losses.

For any year in which we qualify as a REIT for U.S. federal income tax purposes, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Holder under the provisions of FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Holder as if the gain were effectively connected with a U.S. business. Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. Holders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against the Non-U.S. Holder’s FIRPTA tax liability. A Non-U.S. Holder who receives distributions attributable to gain from the sale or exchange by us of U.S. real property interests will be required to file a U.S. federal income tax return for the taxable year.

Notwithstanding the foregoing, distributions that are attributable to gain from sales or exchanges of U.S. real property interests (including capital gain distributions) with respect to any class of stock of a REIT that is regularly traded on an established securities market located in the United States will not be treated as gain recognized from the sale or exchange of a U.S. real property interest, and such Non-U.S. Holder will not be required to file a U.S. federal income tax return with respect to such distributions, if the Non-U.S. Holder does not own more than 5% of such class of stock at any time during the 1-year period ending on the date of distribution. Instead, any such distribution will be treated as an ordinary dividend for U.S. federal income tax purposes.

Distributions Consisting of Stock and Cash.    As discussed above in “Requirements for Qualification—Annual Distribution Requirements, “ we have made distributions (and may make further distributions) in cash and shares of common stock. As described above in “Taxation of Stockholders—Taxation of Taxable U.S.

Holders—Distributions Consisting of Stock and Cash,” such distributions will be treated as taxable dividends for U.S. federal income tax purposes and, as such, will generally be treated in the same manner as the cash distributions discussed above. More specifically, we generally will withhold and remit to the IRS 30% of the amount of the dividend (including any portion of the dividend paid in our common stock). If such withholding exceeds a Non-U.S. Holder’s actual U.S. federal income tax liability, such Non-U.S. Holder may be entitled to a refund or credit for such excess. To the extent that the amount we are required to withhold with respect to a Non-U.S. Holder exceeds the cash portion of the dividend payable to such Non-U.S. Holder, we will also withhold a portion of our common stock payable to the Non-U.S. Holder to the extent necessary for us to satisfy our withholding obligations. Furthermore, to the extent that any portion of such a dividend is treated as effectively connected with a Non-U.S. Holder’s U.S. trade or business, the Non-U.S. Holder’s tax liability with respect to such dividend may be significantly greater than the amount of cash it receives.

Sale, Exchange, Repurchase or Other Disposition of our Common Stock.    Gain recognized by a Non-U.S. Holder upon a sale, repurchase or other disposition of our common stock generally will not be taxable to a Non-U.S. Holder in the United States unless (1) investment in our common stock is effectively connected with the Non-U.S. Holder’s U.S. trade or business (through a U.S. permanent establishment, if the Non-U.S. Holder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), in which case the Non-U.S. Holder generally will be subject to the same treatment as U.S. Holders with respect to the gain and if such Non-U.S. Holder is a corporation, may also be subject to the branch profits tax described above; (2) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, reduced by certain capital losses; or (3) we are not a “domestically controlled REIT” (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons), in which case gain recognized by a Non-U.S. Holder will be taxable under FIRPTA.

We currently anticipate that we constitute a domestically controlled REIT, although, because our common stock is publicly traded, there can be no assurance that we have or will retain that status. If we are not a domestically controlled REIT, gain recognized by a Non-U.S. Holder with respect to any class of our stock that is regularly traded on an established securities market will nevertheless be exempt under FIRPTA if that Non-U.S. Holder at no time during the five-year period ending on the date of disposition owned more than 5% of such class of stock. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In that case, withholding tax at a rate of 10% of the amount payable could apply and any withholding tax withheld pursuant to the rules applicable to dispositions of a U.S. real property interest would be creditable against such Non-U.S. Holder’s U.S. federal income tax liability.

Non-U.S. Holders are urged to consult their own tax advisors as to whether they will be subject to tax under FIRPTA upon a disposition of their common stock.

Backup Withholding and Information Reporting.    Information may be required to be reported to Non-U.S. Holders and to the IRS concerning the amount of any dividends paid on our common stock. Under current U.S. federal income tax law, backup withholding tax (at the rate of 28%) will not apply to dividend payments on our common stock if the required certifications of exempt status are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a nonexempt person.

Under the Treasury regulations, payments on the sale, exchange or other disposition of our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, a foreign partnership that has significant U.S. ownership or at any time during its taxable year is engaged in a U.S. trade or business, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption. Backup withholding may apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.

The information reporting and backup withholding rules will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.

Non-U.S. Holders should consult their own tax advisors regarding the application of withholding, information reporting and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under the current Treasury regulations. Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by such holder to the IRS.

Recent Legislation.    President Obama recently signed into law the Hiring Incentives to Restore Employment (HIRE) Act of 2010 (the “HIRE Act”), which will impose on certain non-U.S. persons that are entities increased certification requirements, information reporting and other specified requirements related to U.S. accounts in, or U.S. ownership of, such non-U.S. entity. In the event of non-compliance with the HIRE Act requirements, a 30% U.S. withholding tax could be imposed on payments to such non-U.S. persons of dividends and sales proceeds in respect of our common stock. If payment of U.S. withholding taxes is required, in certain cases non-U.S. persons that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to dividends and sale proceeds may be eligible to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld. Such provisions will generally apply to payments made after December 31, 2012. This legislation will be further implemented through guidance issued by the Treasury Department and it cannot be predicted what form such guidance will take. Prospective investors should consult their own tax advisors regarding this new legislation.

Other Tax Considerations

Taxable REIT Subsidiaries.    A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including us, may come from the taxable REIT subsidiaries through distributions on the stock or limited liability company interests that will be held by the Operating Partnership. The taxable REIT subsidiaries will receive income from the Operating Partnership, the property partnerships and unrelated third parties. Because we, the Operating Partnership and the taxable REIT subsidiaries are related through stock or other ownership, income of the taxable REIT subsidiaries from services performed for us and the Operating Partnership may be subject to rules under which additional income may be allocated to the taxable REIT subsidiaries. The taxable REIT subsidiaries will pay federal and state income tax at the full applicable corporate rates on their income prior to payment of any distributions. The taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether, or the extent to which, measures taken to minimize taxes will be successful. To the extent that the taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution by us to stockholders or available to service our indebtedness will be reduced accordingly.

Possible Legislative or Other Actions Affecting Tax Consequences.    You should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.

State and Local Taxes.    We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in any securities being offered by this prospectus supplement.

OP UNIT HOLDERS

The following table sets forth the number of shares of common stock and OP units in our Operating Partnership beneficially owned by the OP unit holders as of June 7, 2010, the number of shares of common stock covered by this prospectus supplement and the total number of shares of common stock and OP units in our Operating Partnership which the OP unit holders will beneficially own upon completion of this offering.  The table assumes that the OP unit holders sell all of the shares covered by this prospectus supplement, and that the OP unit holders do not acquire any additional shares of common stock or OP units in our Operating Partnership.

The registration of the shares of our common stock covered by this prospectus supplement satisfies any contractual obligation, but does not necessarily mean that (i) any of the holders of OP units will exercise their redemption rights, (ii) that upon any such redemption we will elect, in our sole and absolute discretion, to redeem some or all of the OP units for shares of our common stock instead of paying a cash amount or (iii) that if any of the holders of OP units receive shares of our common stock upon redemption of their OP units that they will sell such shares. Currently, there are no outstanding redemption requests from the OP unit holders.

Partner Name	Number of Shares and OP units Beneficially Owned Prior to the Offering(1)		Percentage of Shares and OP units Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby(3)	Number of Shares and OP units Beneficially Owned Following the Offering(1)	Percentage of Shares and OP units Beneficially Owned Following the Offering(2)
Anderson Family Trust(4)	1,432,346		1.02%	1,208,223	224,123	*
William P. Beatson	314,000		*	290,526	23,474	*
Silvia Breiholz	61,680		*	57,111	4,569	*
Brettin Family Trust(5)	91,955		*	89,090	2,865	*
Michael Busenhart	79,541		*	65,247	14,294	*
C.S. Keyzers Trust UTA(6)	209,574		*	204,063	5,511	*
Catherine Wyler Trust(7)	5,054		*	4,679	375	*
Arthur Coppola(8)	1,754,600	(9)	1.24%	1,443,316	311,284	*
Edward C. Coppola(10)	1,232,499	(11)	*	841,368	391,131	*
Eleanor P. Coppola	66,160		*	60,872	5,288	*
Michael Coppola	22,864		*	21,168	1,696	*
Dana K. Anderson 2005 Grantor Retained Annuity Trust(12)	93,285		*	8,376	84,909	*
Dana K. Anderson 2009 Grantor Retained Annuity Trust(12)	83,043		*	76,033	7,010	*
David Wyler Trust(7)	5,054		*	4,679	375	*
Elizabeth Ann Demartin	12,223		*	11,316	907	*
Kevin F. and Elizabeth AG Donohoe	100,000		*	100,000	0	*
Arthur W. Forte	22,054		*	20,419	1,635	*
John Gatto	24,855		*	24,855	0	*
Judith Wyler Trust(7)	5,054		*	4,679	375	*
Melanie Wyler Trust(7)	3,624		*	3,355	269	*
Albert Thomas Nassi	47,436		*	45,053	2,383	*
Nancy A. Newton	7,042		*	6,520	522	*
Michael F. Siegel	13,695		*	13,695	0	*
Nathan Sims	161,724		*	152,563	9,161	*
Dane Smith	108,937		*	100,858	8,079	*
Rausch Family Trust of 2003(13)	50,649		*	34,705	15,944	*
Abraham Taff	43,080		*	12,158	30,922	*
The Mace Siegel 2008 Grantor Retained Annuity Trust(14)	587,234		*	587,234	0	*
The Mace Siegel 2009 Grantor Retained Annuity Trust(14)	412,766		*	412,766	0	*
The Mace Siegel 2010 Grantor Retained Annuity Trust(14)	500,000		*	500,000	0	*

The Northwestern Mutual Life Insurance Company(15)	1,161,883	*	1,028,579	133,304	*
The Siegel Family Trust(14)	1,077,866	*	1,007,158	70,708	*
The Siegel Survivors Trust(14)	1,020,491	*	1,007,158	13,333	*
The Smith Trust UA(16)	343,624	*	334,587	9,037	*
TR U/W/O Samuel Nassi(17)	47,146	*	45,053	2,093	*
Charles Waldron	20,025	*	12,337	7,688	*
All Other OP Unitholders (includes 35 OP Unitholders)(18)	462,356	*	440,203	22,153	*
TOTAL:	11,685,419	8.28%	10,280,002	1,405,417	1.00%

*          Less than one percent.

(1)                      “Number of Shares and OP units Beneficially Owned Prior to the Offering” includes shares of common stock that may be acquired by (i) exercising stock options within 60 days of June 7, 2010 and (ii) shares of common stock that may be acquired by redeeming OP units in our Operating Partnership assuming that, (a) all outstanding service-based LTIP units have vested in full and have been converted into an equal number of OP units and (b) all OP units have been redeemed for shares of common stock. Pursuant to the limited partnership agreement of our Operating Partnership, after receiving a redemption notice from a unit holder, our Operating Partnership must redeem units for cash or, at our option, shares of common stock on a one-for-one basis.

(2)                      As of June 7, 2010, 130,068,157 shares of common stock, 10,942,302 OP units and 39,594 service-based LTIP units were outstanding. To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of June 7, 2010 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that: (i) all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of OP units, and (ii) all OP units held by all persons, other than us, have been redeemed for shares of common stock.

(3)                      Except for 43,624 shares of common stock and 50,000 shares of common stock that the Smith Trust UA and C.S. Keyzers Trust UTA received upon redemption of their OP units, respectively, all of the shares being offered represent shares of common stock that the OP unit holders may receive upon redemption of their OP units.

(4)                      Dana K. Anderson, the Vice Chairman of our Board of Directors, and Nancy Sue Anderson are the trustees of the trust.

(5)                      LeRoy H. Brettin and Ida M. Brettin are the trustees of the trust.

(6)                      Claude S. Keyzers is the trustee of the trust.

(7)                      John Tallichet is the trustee of the trust.

(8)                      Mr. A. Coppola is the Chairman of our Board of Directors and our Chief Executive Officer.

(9)                      Includes 488 shares held by Mr. A. Coppola as custodian for his minor child, 1,486,260 OP units and 20,435 unvested service-based LTIP Units that will vest in March 2011.

(10)                Mr. E. Coppola is our President and a member of our Board of Directors.

(11)                Includes 39,452 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 5,053 shares held by Mr. E. Coppola as custodian for his children.  The E.C. Coppola

Family Limited Partnership is 90% owned by trusts for Mr. Coppola’s children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held by his wife.  Also includes 974,569 OP units and 5,635 unvested service-based LTIP units that will vest in March 2011.

(12)                Nancy Sue Anderson, Gerald E. Anderson, Justin R. Anderson and Dana K. Anderson II are the trustees of the trust.

(13)                Stephen D. Rausch is the trustee of the trust.

(14)                Mace Siegel is the trustee of the trust.

(15)                Mason Street Advisors, LLC, a wholly owned subsidiary of The Northwestern Mutual Life Insurance Company, is the investment advisor to The Northwestern Mutual Life Insurance Company with respect to these shares. Mason Street Advisors, LLC may therefore be deemed to be an indirect beneficial owner with shared voting and investment power with respect to such shares.

(16)                Keith B. Smith & Florence G. Smith are the trustees of the trust.

(17)                Albert Nassi and David Licht are the trustees of the trust.

(18)                Includes all other OP unit holders who in the aggregate beneficially own less than 1% of our outstanding common stock and OP units.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus supplement may be offered and sold from time to time in one or more transactions by the OP unit holders.  The term “OP unit holder” as it is used in this prospectus includes pledgees, donees, transferees or other successors-in-interest selling shares received from the OP unit holders as pledgor, donor, borrower or in connection with other non-sale-related transfers after the date of this prospectus supplement.  This prospectus supplement may also be used by transferees of such persons, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of common stock.  To the extent required, this prospectus supplement and the accompanying prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

We will not receive any proceeds from any potential sale of the shares by the OP unit holders, but we have agreed to pay the following expenses for the registration of the shares:

•                                          all registration and filing fees;

•                                          fees and expenses for complying with securities or blue sky laws;

•                                          printing, shipping and delivery expenses;

•                                          fees and expenses of our legal counsel and accountants in connection with the registration; and

•                                          fees and expenses incurred in connection with listing the shares offered for resale hereby on the New York Stock Exchange.

We have no obligation to pay any underwriting discounts, selling commissions or stock transfer taxes attributable to the sale of our common stock. We also have no obligation to pay any out-of-pocket expenses of the OP unit holders for their own counsel.

The OP unit holders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfers.  The shares may be sold by one or more of the following methods of sale, at the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other price as the OP unit holders determine from time to time:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•                                          an exchange distribution in accordance with the rules of the New York Stock Exchange or any exchange that quotes our common stock;

•                                          in privately negotiated transactions;

•                                          in a combination of any of the above transactions; and

•                                          any other method permitted pursuant to applicable law.

The OP unit holders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise.  In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the OP unit holders.  The OP unit holders may also sell shares short and redeliver the shares to close out such short positions.  The OP unit holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares.  The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus supplement.  The OP unit holders may also pledge or loan the shares to a broker-dealer.  The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus supplement.  In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Macerich’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you may read Macerich’s SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

The information incorporated by reference herein is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. Macerich’s SEC file number is 001-12504. We are incorporating by reference the documents listed below, which were previously filed by us with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010;

•                  those portions of our definitive Proxy Statement for the 2010 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K;

•                  our Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed on May 7, 2010;

•                  the descriptions of Common Stock which are contained in registration statements filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions;

•                  our Current Reports on Form 8-K filed on February 5, 2010; February 22, 2010; March 22, 2010; March 29, 2010; April 14, 2010 (with respect to Item 8.01 only); April 16, 2010; May 28, 2010 and June 17, 2010; and

•                  all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, except as to any portion of any future report or document that is not deemed filed under such provisions.

Upon request, we will provide, without charge, to each person to whom a copy of this prospectus supplement is delivered a copy of the documents incorporated by reference in this offering memorandum. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement, by writing or telephoning us at the following:

The Macerich Company

401 Wilshire Boulevard, #700

Santa Monica, CA 90401-1452

Attention: Corporate Secretary

(310) 394-6000

LEGAL MATTERS

Certain legal matters will be passed upon for us by Venable LLP, Baltimore, Maryland.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

RIGHTS

UNITS

We, or any selling securityholders to be identified in the future, may offer from time to time, in one or more series:

•           shares of our common stock;

•           shares of our preferred stock;

•           senior and/or subordinated debt securities;

•           warrants to purchase common stock, preferred stock and/or debt securities;

•           rights to purchase common stock, preferred stock and/or debt securities; and

•           units consisting of two or more of these classes or series of securities.

We, or any selling securityholders to be identified in the future, may offer these securities in amounts, at prices and on terms determined at the time of offering.  The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement.  If we use agents, underwriters or dealers to sell these securities, a prospectus supplement will name them and describe their compensation.

The specific terms of any securities to be offered will be described in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make an investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “MAC.”

Investing in our securities involves a high degree of risk.  See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process.  By using a shelf registration statement, we may sell any combination of our common stock, preferred stock, debt securities, warrants, rights and units from time to time and in one or more offerings.  Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than common stock) and the specific terms of that offering.  The supplement may also add, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.  Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” refer to The Macerich Company, those entities owned or controlled by The Macerich Company and predecessors of The Macerich Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed our registration statement on Form S-3 with the SEC under the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s public reference facility at:

Securities and Exchange Commission
Room 1500
100 F Street, N.E.
Washington D.C. 20549

You may call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov.   In addition, you may inspect and copy reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement.  The full registration statement may be obtained from the SEC or us as indicated below.  Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•                  Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007;

•                  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

•                  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008;

•                  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008;

•                  our Current Report on Form 8-K filed on May 8, 2008 (Accession No. 000104659-08-031270);

•                  our Current Report on Form 8-K filed on May 14, 2008;

•                  our Current Report on Form 8-K filed on September 5, 2008;

•                  our Current Report on Form 8-K filed on September 18, 2008;

•                  our Current Report on Form 8-K filed on October 14, 2008; and

•                  the description of our common stock, which is contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering, other than documents or information deemed furnished and not filed in accordance with SEC rules.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
The Macerich Company
401 Wilshire Boulevard, No. 700
Santa Monica, California 90401
Telephone: (310) 394-6000

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference, and any prospectus supplement will contain or incorporate by reference, statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “projects,” “predicts,” “plans,” “believes,” “seeks,” and “estimates” and variations of these words and similar expressions. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Forward-looking statements include statements regarding, among other matters:

•      expectations regarding our growth;

•      our beliefs regarding our acquisition, redevelopment and development activities and opportunities;

•      our acquisition and other strategies;

•      regulatory matters pertaining to compliance with governmental regulations;

•      our capital expenditure plans and expectations for obtaining capital for expenditures; and

•      our expectations regarding our financial condition or results of operations.

We caution you that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements or the industry to differ materially from our future results, performance or achievements, or those of the industry, expressed or implied in such forward-looking statements.  We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made in “Item 1A. Risk Factors” of our Annual Report on Form 10-K/A for the year ended December 31, 2007 and in “Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and as such risk factors may be updated in subsequent SEC filings, as well as our other reports filed with the SEC and in any prospectus supplement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or any prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.

THE MACERICH COMPANY

We are involved in the acquisition, ownership, development, redevelopment, management, and leasing of regional and community shopping centers located throughout the United States. We are the sole general partner of, and own a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Macerich Partnership”). As of September 30, 2008, Macerich Partnership owned or had an ownership interest in 72 regional shopping centers and 19 community shopping centers aggregating approximately 77 million square feet of gross leasable area.

We are a self-administered and self-managed real estate investment trust, or REIT, and conduct all of our operations through Macerich Partnership and our management companies.

We were organized as a Maryland corporation in September 1993.  Our principal executive offices are located at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401.  Our telephone number is (310) 394-6000.  Our website address is www.macerich.com.  Information on our website does not constitute part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

The table below presents our consolidated ratios of earnings to fixed charges for each of the periods indicated.  We computed these ratios by dividing earnings by fixed charges.  For this purpose, earnings consist of pretax income from continuing operations before minority interest, unconsolidated entities, cumulative effect of change in accounting principles, gain (loss) on sale of assets, and loss on early extinguishment of debt.  We further adjusted earnings by adding cash distributions from unconsolidated joint ventures and the management companies instead of the equity in their income and adding fixed charges net of capitalized interest.  Fixed charges consist of interest expense, whether capitalized or expensed, amortization of debt issuance costs, and preferred dividend requirements of consolidated subsidiaries, if any.

Nine Months Ended	Year Ended December 31,
September 30, 2008	2007	2006	2005	2004	2003
1.29x	1.63x	1.42x	1.42x	1.53x	1.45x

The table below presents our consolidated ratios of earnings to combined fixed charges and preferred share distributions for each of the periods indicated.  We computed these ratios by dividing earnings by combined fixed charges and preferred share distributions. The terms “earnings” and “fixed charges” have the meanings assigned above. The ratios are based solely on historical financial information and no pro forma adjustments have been made.

Nine Months Ended	Year Ended December 31,
September 30, 2008	2007	2006	2005	2004	2003
1.27x	1.59x	1.38x	1.38x	1.46x	1.35x

USE OF PROCEEDS

When we offer particular securities, we will describe in a prospectus supplement relating to the securities offered how we intend to use the proceeds from their sale.  We may invest funds not required immediately for such purposes in short-term investment grade securities.  We will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary description of the material terms of our capital stock. Provisions of our charter and our bylaws fix or may affect some of the terms of our capital stock. For a complete description of the terms of all of our capital stock, including our common stock, we refer you to the Maryland General Corporation Law, our charter and our bylaws. Our charter and our bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Capitalization

Our charter authorizes us to issue up to 220,000,000 shares of capital stock, consisting of 145,000,000 shares of common stock, $.01 par value per share, 15,000,000 shares of preferred stock, $.01 par value per share, and 60,000,000 shares of excess stock, $.01 par value per share (“excess stock”). As of November 1, 2008, we had

•                  76,272,874 shares of common stock (including shares of unvested restricted common stock) issued and outstanding; and

•                  1,961,345 shares of Series D Preferred Stock authorized, none of which are outstanding.

In addition, as of November 1, 2008, 143,934 shares of our common stock were reserved for issuance upon exercise of outstanding employee stock options, 12,881,231 shares of our common stock were reserved for issuance upon redemption of outstanding limited partnership units of Macerich Partnership and MACWH, L.P., and 1,257,134 shares of our common stock were reserved for issuance upon exercise of outstanding stock appreciation rights.

Shares of Series D Preferred Stock, if issued, could be converted into shares of our common stock based on a formula set forth in the applicable Articles Supplementary. As of the date of this prospectus, the conversion ratio is one-for-one. Rights of holders of Series D Preferred Stock include dividend and liquidation preferences over the holders of shares of our common stock and voting rights in some circumstances.

Our charter and Maryland law permit our board of directors, or any duly authorized committee thereof,  to classify and reclassify any unissued shares of our capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption of the classified or reclassified shares of our capital stock. The terms of any stock classified or reclassified by our board of directors or a duly authorized committee thereof in accordance with our charter will be set forth in articles supplementary filed with the State Department of Assessments and Taxation of Maryland prior to the issuance of any classified or reclassified stock.

Issuance of Excess Stock

Our charter provides that in the case of a “prohibited event,” the relevant stock will automatically be exchanged for excess stock, to the extent necessary to ensure that the purported transfer or other event does not result in a prohibited event.  A prohibited event is a purported transfer of stock or other event that will, if effective, result in any of the following:

•                  a person owning shares of our stock in excess of the ownership limit as determined in accordance with our charter or owning (directly or indirectly) more than a specified percentage of our common stock as determined in accordance with our charter (that person’s “percentage limitation”);

•                  shares of our common stock and preferred stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•                  our becoming “closely held” under Section 856(h) of the Internal Revenue Code (the “Code”) (determined without regard to Code Section 856(h)(2) and by deleting the words “the last half of” in the first sentence of Code Section 542(a)(2) in applying Code Section 856(h)); or

•                  our disqualification as a REIT.

Outstanding shares of excess stock will be held in trust. The trustee of the trust will be appointed by us and will be independent of us, any purported record or beneficial transferee and any beneficiary of such trust (the “beneficiary”). The beneficiary will be one or more charitable organizations selected by the trustee.

Our charter further provides that shares of excess stock are entitled to the same dividends as the shares of stock exchanged for excess stock (the “original shares”). The trustee, as record holder of the excess stock, is entitled to receive all dividends and distributions in respect of the excess stock as may be authorized by the board of directors and declared by us and will hold the dividends or distributions in trust for the benefit of the beneficiary. The trustee is also entitled to cast all votes that holders of the excess stock are entitled to cast. Shares of excess stock in the hands of the trustee will have the same voting rights as original shares. Upon our liquidation, dissolution or winding up, each share of excess stock will be entitled to receive ratably with each other share of stock of the same class or series as the original shares, the assets distributed to the holders of the class or series of stock. The trustee will distribute to the purported transferee the amounts received upon our liquidation, dissolution or winding up, but only up to the amount paid by the purported transferee, or the market price for the original shares on the date of the purported transfer, if no consideration was paid by the transferee, and subject to additional limitations and offsets set forth in our charter.

If, after the purported transfer or other event resulting in an exchange of stock for shares of excess stock, dividends or distributions are paid with respect to the original shares, then the dividends or distributions will be paid to the trustee for the benefit of the beneficiary. While shares of excess stock are held in trust, excess stock may be transferred by the trustee only to a person whose ownership of the original shares will not result in a prohibited event. At the time of any permitted transfer, the shares of excess stock will be automatically exchanged for the same number of shares of the same type and class as the original shares. Our charter contains provisions that prohibit the purported transferee of shares of excess stock from receiving in return for the transfer an amount that reflects any appreciation in the original shares during the period that the shares of excess stock were outstanding. Our charter requires any amount received by a purported transferee, in excess of the amount permitted to be received, to be paid to the beneficiary.

Our charter further provides that we may purchase, for a period of 90 days during the time the shares of excess stock are held in trust, all or any portion of the excess stock at the lesser of the price paid for the stock by the purported transferee (or if no consideration was paid, the market price at the time of such transaction) or the market price of the relevant shares as determined in accordance with our charter. The 90-day period begins on the date of the prohibited transfer if the purported transferee gives notice to the board of directors of the transfer or, if no notice is given, the date the board of directors determines in good faith that a prohibited transfer has been made.

These provisions contained in our charter will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Amendments to our charter require the affirmative vote of at least two-thirds of the shares entitled to vote. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of us without the approval of the board of directors.

All certificates representing shares of our common stock and our preferred stock bear or will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of our outstanding stock must file an affidavit with us containing the information specified in our charter within 30 days after January 1 of each year. In addition, these and other significant stockholders are required, upon demand, to disclose to us in writing the information with respect to their direct, indirect and constructive ownership of shares of our capital stock that our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT.

Restrictions on Transfer and Ownership

For us to qualify as a REIT under the Code, both of the following conditions relating to ownership of shares must be satisfied:

•                  not more than 50% in value of our outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer “individuals” (as defined under the

Code to include some entities that would not ordinarily be considered “individuals”) during the last half of a taxable year; and

•                  shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

See “Certain United States Federal Income Tax Considerations—Taxation of Our Company” and “—Requirements for Qualification.”

Our Charter Restricts the Ownership and Transfer of Shares of Our Capital Stock

Subject to exceptions specified in our charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the ownership limit. The attribution provisions are complex and may cause stock owned directly or indirectly by a group of related individuals or entities to be deemed to be owned by one individual or entity. As a result, the acquisition of less than 5% in value or in number of shares of stock (or the acquisition of an interest in an entity which owns stock) by an individual or entity could cause that individual or entity (or another individual or entity) to be deemed to own in excess of 5% in value or in number of shares of our outstanding capital stock, and thus subject that stock to the ownership limit. The board of directors, in its sole discretion (subject to certain limitations), may waive the ownership limit with respect to our stockholders, but is under no obligation to do so. As a condition of a waiver of the ownership limit, the board of directors may require opinions of counsel satisfactory to it or other conditions as it may direct, including an agreement from the applicant that the applicant will not act to threaten our REIT status. Our charter excludes from the ownership limit some persons and their respective families and affiliates, but provides that no excluded participant may own (directly or indirectly) more than the excluded participant’s percentage limitation, as described under “—Issuance of Excess Stock.”

Our charter provides that any purported transfer or issuance of shares, or other event, will be null and void if it results in a prohibited event. The intended transferee or purported owner in a transaction that results in a prohibited event will not acquire, and will retain no rights to, or economic interest in, those shares of stock. See “—Issuance of Excess Stock.”

Selected Provisions of Maryland Law and of Our Charter and Bylaws

In addition to the ownership limit, certain provisions of our charter and bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of our common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the Maryland General Corporation Law.

Staggered Board of Directors

Prior to our 2008 annual meeting, our charter provided that our directors be divided into three classes, with each director holding office for a term of three years and until their successors are duly elected and qualify.  This classification made the replacement of the majority of our incumbent directors more time consuming and difficult.  At our 2008 annual meeting, our stockholders approved a board proposal to amend our charter to eliminate the classified board of directors.  Our declassified board structure will be phased in as follows:

•                  current directors, including those elected to three-year terms at our 2008 annual meeting, will continue to serve the remainder of their elected terms; and

•                  starting with the 2009 annual meeting of stockholders, directors will be elected annually so that by our 2011 annual meeting of stockholders, all directors will be elected annually.

Advance Notice of Director Nominations and New Business; Procedures for Special Meetings Requested by Stockholders

Our charter and bylaws provide that for any stockholder proposal to be presented in connection with an annual meeting or special meeting of our stockholders, including a proposal to nominate a director, the stockholder must have given timely written notice of the proposal to our secretary. The bylaws provide that nominations to the board of directors and the proposal of business to be considered by stockholders at an annual meeting of stockholders may be made only:

•                  pursuant to our notice of the meeting;

•                  by or at the direction of the board of directors; or

•                  by a stockholder who is a stockholder of record at the time such stockholder gives the notice required by our bylaws, who is entitled to vote at the meeting and who has complied with the advance notice procedures, including minimum and maximum time periods, set forth in our charter and bylaws.

Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Nominations of persons for election to the board of directors at a special meeting of stockholders may be made only:

•                  pursuant to our notice of the meeting;

•                  by or at the direction of the board of directors; or

•                  if the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record at the time such stockholder gives the notice required by our bylaws, who is entitled to vote at the meeting and who has complied with the advance notice provisions, including minimum and maximum time periods, set forth in our charter or bylaws.

Our bylaws also contain special procedures applicable to a special meeting of stockholders that is called at the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Exemptions for the Principals from the Maryland Business Combination Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•                  any person who beneficially owns 10% or more of the voting power of the corporation’s voting stock; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by two super-majority stockholder votes, unless, among other conditions, the holders of the corporation’s common stock receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common stock. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the time that the interested stockholder becomes an interested stockholder. Furthermore, a person is not an interested stockholder if the transaction by which he or she would otherwise have become an interested stockholder is approved in advance by the board of directors.

As permitted by Maryland law, our charter exempts from these provisions any business combination between us and Mace Siegel, Arthur M. Coppola, Dana K. Anderson and Edward C. Coppola (the “principals”) and their respective affiliates or related persons.  As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance with the super-majority vote requirements and the other provisions of the statute.

Non-Stockholder Constituencies

Under our charter, for the purpose of determining our and our stockholders’ best interests with respect to a proposed business combination or other transaction involving a change of control of us, our board of directors must give due consideration to all relevant factors, including, without limitation, the interests of our employees, the economy, community and societal interests and our and our stockholders’ long-term as well as short-term interests, including the possibility that these interests may be best served by our continued independence.

Other Provisions of Our Charter

Our charter authorizes our board of directors to classify and reclassify unissued shares and issue one or more series of common stock or preferred stock and authorizes the creation and issuance of rights entitling holders thereof to purchase from us shares of stock or other securities or property.

Control Share Acquisitions

Maryland law provides that the acquirer of certain levels of voting power in electing directors of a Maryland corporation (one-tenth or more, but less than one-third, one-third or more but less than a majority, and a majority or more) is not entitled to vote the shares in excess of the applicable threshold unless voting rights for the shares are approved at a meeting by holders of two-thirds of the disinterested shares or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in the corporation’s charter or bylaws adopted before the acquisition of the shares. Our charter exempts from these provisions voting rights of shares owned by the principals and their respective affiliates and related persons. Our bylaws also contain a provision exempting from this statute any acquisition by any person of shares of our common stock. There can be no assurance that this bylaw will not be amended or eliminated in the future.

Amendment to Our Charter and Bylaws

Amendments to our charter require the affirmative vote of holders of not less than two-thirds of all the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Director Removal

Subject to the rights of holders of any series of preferred stock, our charter provides that a director may be removed only for cause and only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

Our Dissolution

Our dissolution must be approved by our board of directors and by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Supermajority Vote for Extraordinary Corporate Actions

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or in a similar extraordinary corporate action unless approved by the corporation’s board of directors and the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for Article Ninth of our charter, which provides that dissolution must be approved by the vote of holders of a majority of our outstanding shares of common stock entitled to vote on the matter, our charter does not provide for a lesser percentage in these situations.

Limitation of Liability of Directors

Our charter includes provisions that limit the liability of our directors and officers to us and to our stockholders for money damages to the fullest extent permitted under Maryland law. Our charter also requires us to indemnify our present directors and officers to the maximum extent permitted under Maryland law. In addition, we have entered into indemnification agreements with our directors and some of our officers.

DESCRIPTION OF OUR COMMON STOCK

Subject to the provisions of our charter regarding excess stock (as described above), the holders of our common stock have full voting rights, one vote for each share held of record. Subject to the provisions of our charter regarding excess stock and the rights of any holders of preferred stock, holders of our common stock are entitled to receive the dividends authorized by our board of directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up (but subject to the provisions of our charter and the rights of holders of any preferred stock), the assets legally available for distribution to holders of our common stock will be distributed ratably among the holders of our common stock. Holders of our common stock have no preemptive or other subscription or conversion rights and no liability for further calls upon shares. See “Description of Our Capital Stock—Selected Provisions of Maryland Law and of Our Charter and Bylaws.” Our common stock is not subject to assessment.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Under Maryland law and our bylaws, stockholders are entitled to receive prior notice of our annual and special meetings of stockholders. Notice is given to a stockholder when it is personally delivered to him or her, left at his or her residence or usual place of business, mailed to him or her at his or her address as it appears on our records or transmitted to him or her by electronic mail or other electronic means.

DESCRIPTION OF OUR PREFERRED STOCK

Under our charter, we may issue shares of preferred stock from time to time, in one or more series as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the Maryland General Corporation Law to adopt resolutions and file Articles Supplementary with the State Department of Assessments and Taxation of Maryland, fixing for each series the designations, powers, preferences, conversion and other rights, voting powers, qualifications, limitations as to dividends, restrictions and terms and conditions of redemption. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of shares of our common stock might believe to be in their best interests or in which holders of some, or a majority, of shares of our common stock might receive a premium for their shares over the then market price of those shares. The preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.  The terms of any preferred stock we offer under a prospectus supplement may differ from the terms we describe below.

The prospectus supplement relating to the series of preferred stock offered by that supplement will describe the specific terms of those securities, including:

•                  the title and stated value of that preferred stock;

•                  the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

•                  the dividend rates, periods and/or payment dates or methods of calculation thereof applicable to that preferred stock;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on that preferred stock will accumulate;

•                  the voting rights applicable to that preferred stock;

•                  the procedures for any auction and remarketing, if any, for that preferred stock;

•                  the provisions for a sinking fund, if any, for that preferred stock;

•                  the provisions for redemption, if applicable, of that preferred stock;

•                  any listing of that preferred stock on any securities exchange;

•                  the terms and conditions, if applicable, upon which that preferred stock will be convertible into shares of common stock, including the conversion price (or manner of calculation of the conversion price) and conversion period;

•                  a discussion of federal income tax considerations applicable to that preferred stock;

•                  any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•                  in addition to those limitations described elsewhere in this prospectus and any prospectus supplement, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•                  any other specific terms, preferences, rights, limitations or restrictions of that preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•                  senior to all classes or series of common stock and to all equity securities issued by us the terms of which expressly provide that those equity securities rank junior to the preferred stock;

•                  on a parity with all equity securities issued by us the terms of which so provide or which do not expressly provide that those equity securities rank junior or senior to the preferred stock; and

•                  junior to all equity securities issued by us the terms of which expressly provide that those equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Dividends

Holders of shares of our preferred stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock transfer books on the record dates as may be fixed by our board of directors.

Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of that series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on such series or class are declared or paid for any future period.

Except as provided in the following paragraph, unless full cumulative dividends on the preferred stock of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for that payment is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in the common stock or other stock of ours ranking junior to the preferred stock of that series or class as to dividends and upon liquidation) may be authorized or paid or set aside for payment nor may any other distribution be authorized or made on the common stock or any other stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or upon liquidation. In addition, common stock or any other stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or upon liquidation may not be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other stock of ours ranking junior to the preferred stock of that series or class as to dividends and upon liquidation).

When dividends for all past dividend periods are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of preferred stock of any series or class and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the preferred stock of that series or class, then all dividends authorized on shares of preferred stock of that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that series or class of preferred stock will be authorized pro rata, so that the amount of dividends authorized per share on the preferred stock of that series or class and such other series or class of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of preferred stock of that series or class (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend) and that other series or class of preferred stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred stock of that series or class that may be in arrears.

Any dividend payment made on shares of a series or class of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class that remains payable.

In determining whether a distribution by dividend, redemption or other acquisition of stock or otherwise is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution will not be added to our total liabilities.

Redemption

If the applicable prospectus supplement so states, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

The prospectus supplement relating to a series or class of preferred stock that is subject to mandatory redemption will specify the number of shares of that preferred stock that are to or may be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends on that preferred stock (which will not, if that preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series or class is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock will automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless full cumulative dividends on all outstanding shares of that series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for that payment is set apart for payment for all past dividend periods and the then current dividend period, we may not redeem any shares of that series or class of preferred stock unless all outstanding shares of preferred stock of that series or class are simultaneously redeemed and may not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that series or class (except by conversion into or exchange for our stock ranking junior to the preferred stock of that series or class as to dividends and upon liquidation). However, this will not prevent the purchase or acquisition of shares of preferred stock of that series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series or class.

If fewer than all of the outstanding shares of preferred stock of any series or class are to be redeemed, the number of shares to be redeemed will be determined by us, and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by those holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of a share of preferred stock of any series to be redeemed at the address shown on our stock transfer books. Each notice will state:

•                  the redemption date;

•                  the number of shares and series of the preferred stock to be redeemed;

•                  the redemption price;

•                  the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

•                  that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•                  the date upon which the holder’s conversion rights, if any, as to the shares will terminate.

If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder will also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given, and if the funds necessary for that redemption have been irrevocably set apart by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on those shares of preferred stock, those shares of preferred stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before we will make any distribution or payment to the holders of common stock or any other series or class of stock ranking junior to any series or class of the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up, the holders of that series or class of preferred stock will be entitled to receive, after payment or provision for payment of our debts and other liabilities and amounts due to stockholders whose preferential rights are senior to those of that series or class of preferred stock, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid on the preferred stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.

If, upon any voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred stock and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other such classes or series of stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions have been made in full to all holders of any series or class of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of stock ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, none of the following will be deemed to constitute a liquidation, dissolution or winding up of our affairs: (i) a consolidation, merger or other business combination of our Company with one or more corporations, REITs or other entities, (ii) our dissolution, liquidation, winding up, or reorganization immediately followed by incorporation of another entity to which such assets are distributed, (iii) a sale, lease, conveyance or other disposition of all or substantially all of our assets, properties or business to another entity or (iv) a statutory share exchange by us.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as indicated in the applicable prospectus supplement.

Unless provided otherwise for any series or class of preferred stock, so long as any shares of preferred stock of a series or class remain outstanding, we will not:

•                  without the affirmative vote or consent of the holders of at least a majority of the shares outstanding at that time of that series or class of preferred stock (voting as a single class with all other series or classes of preferred stock upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at a meeting, authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to that series or class of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock into any of those shares, or  create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of those shares; or

•                  without the affirmative vote or consent of the holders of at least a majority of the shares outstanding at that time of that series or class of preferred stock (voting as a single class with any other series or classes of preferred stock upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of our charter or articles supplementary for such series or class of preferred stock so as to materially and adversely alter or change the rights, preferences or privileges of that series or class of preferred stock.

However, no such vote or consent is required in connection with (i) any increase in the total number of our authorized shares; (ii) the authorization or increase of any class or series of shares of stock ranking, as to distribution rights and liquidation preference, on a parity with or junior to that series or class of preferred stock; (iii) any merger or consolidation in which we are the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of stock and no securities convertible into shares of stock ranking as to distribution rights or liquidation preference senior to that series or class of preferred stock other than our securities outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which we are not the surviving entity if, as result of the merger or consolidation, the holders of that series or class of preferred stock receive shares of stock or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of that series or class of preferred stock and there are outstanding no shares of stock or stock or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to that series or class of preferred stock other than our securities outstanding prior to such merger or consolidation; or (v) the dissolution, liquidation or winding up of our Company.

These voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required will be effected, all outstanding shares of that series or class of preferred stock have been redeemed or called for redemption upon proper notice and (i) sufficient funds have been deposited in trust to effect that redemption or (ii) in a case involving an issuance of stock ranking senior to such series or class of preferred stock, the redemption price (other than any portion thereof consisting of accrued and unpaid dividends) is to be paid solely from the proceeds of such issuance.

Conversion Rights

The terms and conditions, if any, upon which shares of any series or class of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include:

•                  the number of shares of common stock into which the preferred stock is convertible;

•                  the conversion price (or manner of calculation of the conversion price);

•                  the conversion period;

•                  provisions as to whether conversion will be at our option or the option of the holders of the preferred stock;

•                  the events requiring an adjustment of the conversion price; and

•                  provisions affecting conversion in the event of the redemption of the preferred stock.

Transfer Agent

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.  While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue any senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture.  We will issue any subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture.  We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part.  We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939.  We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.  We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities.  Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series.  We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•                  the title;

•                  the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•                  any limit on the amount that may be issued;

•                  whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•                  the maturity date(s);

•                  the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•                  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•                  the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•                  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•                  the terms of the subordination of any series of subordinated debt;

•                  the place where payments will be payable;

•                  restrictions on transfer, sale or other assignment, if any;

•                  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•                  the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•                  provisions for a sinking fund, purchase or other analogous fund, if any;

•                  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•                  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•                  information describing any book-entry features;

•                  the procedures for any auction and remarketing, if any;

•                  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•                  if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants, including restrictive covenants, provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material United States federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period.  We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.  However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities similar to the debt securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•                  if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

•                  if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•                  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•                  if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal or, premium, if any, and accrued interest, if any, due and payable immediately.  If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity.  The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•                  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•                  subject to its duties under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•                  the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•                  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

•                  the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with the covenants in the indentures.

Modification of Indentures; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•                  to fix any ambiguity, omission, defect or inconsistency in the indenture;

•                  to comply with the provisions described above under “—Consolidation, Merger or Sale”;

•                  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•                  to evidence and provide for the acceptance of appointment by a successor trustee;

•                  to provide for uncertificated debt securities;

•                  to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any unissued series;

•                  to add any additional events of default;

•                  to provide for the issuance of and establish the form and terms and conditions of any series of debt securities as provided in an indenture, to establish the form of any certifications required to be furnished pursuant to an indenture  or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•                  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•                  to make any other provisions with respect to matters or questions arising under an indenture, provided that such action shall not adversely affect the interests of holders or any related coupons in any material respect; provided further, that any change to an indenture to conform it to this prospectus or the applicable prospectus supplement shall be deemed not to adversely affect the interests of holders in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.  However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•                  changing the stated fixed maturity of, or any payment date of any installment of interest on, the debt securities;

•                  reducing the principal amount, reducing the rate of interest on, or reducing any premium payable upon the redemption of any debt securities; or

•                  reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Defeasance and Discharge

The indentures provide that we may elect, with respect to the debt securities of any series to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities) on the 91st day after the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities.

Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel (who may be counsel to us) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must be based on a change in applicable U.S. federal income tax law after the date of the indenture or a ruling published by the U.S. Internal Revenue Service after the date of the indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. If so specified with respect to the debt securities of a series, such a trust may be established only if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.  The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose.  Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•                  issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•                  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture.  Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make payments of principal or interest by check which we will mail to the holder or by wire transfer to certain holders.  Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our paying agent for payments with respect to debt securities of each series.  We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.  We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of our preferred stock or debt securities. We may issue warrants independently of or together with shares of our common stock, shares of our preferred stock or debt securities offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, shares of common stock, shares of preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•                  the offering price;

•                  the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•                  the number of warrants being offered;

•                  the date, if any, after which the warrants and the underlying securities will be transferable separately;

•                  the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•                  the number of warrants outstanding, if any;

•                  any material United States federal income tax consequences;

•                  the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•                  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for United States dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase shares of common stock or preferred stock will not have any rights of holders of shares of common stock or preferred stock, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Certain Risk Considerations

Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying shares of common stock, shares of preferred stock or debt securities and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable.

Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

•                  the trading price of the warrants;

•                  the price of the underlying securities at that time;

•                  the time remaining to expiration; and

•                  any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a United States national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations, and as such will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF RIGHTS

We may issue rights for the purchase of shares of our common stock, shares of our preferred stock or debt securities. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•                  the date for determining the persons entitled to participate in the rights distribution;

•                  the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•                  the aggregate number of rights being issued;

•                  the date, if any, on and after which the rights may be transferable separately;

•                  the date on which the right to exercise the rights commences and the date on which the right expires;

•                  the number of rights outstanding, if any;

•                  any material United States federal income tax consequences; and

•                  any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for United States dollars only and will be in registered form only.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•                  the date, if any, on and after which the units may be transferable separately;

•                  whether we will apply to have the units traded on a securities exchange or securities quotation system;

•                  any material United States federal income tax consequences; and

•                  how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and the material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our securities.  This discussion is based upon the provisions of the Code, the final and temporary Treasury regulations promulgated thereunder and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.  This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of our common stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction or under any federal tax laws other than U.S. federal income tax laws.  This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts, or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold common stock as part of a straddle, conversion transaction, or hedge, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, a holder who received our stock through the exchange of employee stock options or otherwise as compensation, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons whose “functional currency” is other than the U.S. dollar, holders subject to the alternative minimum tax, foreign governments or international organizations, each of which may be subject to special rules.  In addition, this discussion is limited to persons who hold our common stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

The sections of the Code relating to qualification and operation as a REIT, and the U.S. federal income tax treatment of a REIT and its stockholders, are highly technical and complex.  The following discussion sets forth only the material aspects of those sections.  This summary is qualified in its entirety by the applicable Code provisions and the related rules and Treasury regulations.

THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING.  YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES BEING OFFERED BY THIS PROSPECTUS.  YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

Taxation of Our Company

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 1994.  We believe that we are organized and have operated in a manner that qualifies us for taxation as a REIT under the Code.  We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT.  However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, which in turn depends, in part, on our operating results.

We generally are not subject to U.S. federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually as long as we qualify as a REIT.  This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that typically results from investment in a corporation.

Notwithstanding our qualification as a REIT, we are subject to U.S. federal income tax as follows:

•                  we are taxed at normal corporate rates on any undistributed net income (including undistributed net capital gains);

•                  if we fail to satisfy either the 75% or the 95% gross income tests (discussed below), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which we fail the 75% test and (2) the excess of 95% of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, in either case, multiplied by a fraction intended to reflect our profitability;

•                  pursuant to provisions in recently enacted legislation, if we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax;

•                  we are subject to a tax of 100% on net income from any “prohibited transaction;”

•                  we are subject to tax, at the highest corporate rate, on net income from (1) the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property;

•                  if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year and (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed plus (b) the amounts with respect to which certain taxes are imposed on us;

•                  if we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during a ten-year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain generally will be subject to tax at the highest regular corporate rate;

•                  we are subject to the corporate alternative minimum tax, as well as additional taxes if we find ourselves in situations not presently contemplated; and

•                  a 100% tax may be imposed on certain transactions between a REIT and a taxable REIT subsidiary that do not reflect arm’s length terms.

Our management companies that are referred to as “taxable REIT subsidiaries” (within the meaning of Section 856(l)(1) of the Code), including Macerich Management Company and Westcor Partners, LLC, are taxed on their income at regular corporate rates.  We use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.

Requirements for Qualification

To qualify as a REIT for U.S. federal income tax purposes, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) assets tests and (d) annual distribution requirements.

Organizational Requirements.  We must be organized as a corporation, trust or association:

(1)                                 that is managed by one or more trustees or directors;

(2)                                 the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)                                 that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)                                 that is neither a financial institution nor an insurance company subject to specified provisions of the Code;

(5)                                 the beneficial ownership of which is held by 100 or more persons;

(6)                                 during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, or by application of certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include some entities that would not ordinarily be considered “individuals”); and

(7)                                 that meets other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during our entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  Our charter provides for restrictions regarding transfer of our capital stock, in order to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.  These transfer restrictions are described in “Description of Our Capital Stock—Restrictions on Transfer and Ownership.”

We are treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition.  If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional.  However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.

Gross Income Tests.  We must satisfy the following two separate gross income tests each year:

•                  75% Gross Income Test.  At least 75% of our gross income (excluding gross income from prohibited transactions and certain foreign currency gains recognized after July 30, 2008) must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (generally including rents from real property, dividends from other REITs, and, in some circumstances, interest on mortgages), or some types of temporary investment income.

•                  95% Gross Income Test.  At least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains recognized after July 30, 2008) must consist of items that satisfy the 75% gross income test and certain other items, including dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these types of income).

Rents from Real Property.  Rents received by us qualify as “rents from real property” in satisfying the gross income tests described above if the following conditions are met.  First, the amount of rent must not be based, in whole or in part, on the income or profits of any person.  An amount received or accrued generally is not excluded from the term “rents from real property” solely because the amount is based on a fixed percentage or percentages of receipts or sales.  Second, we, or an owner of 10% or more of our equity securities, must not directly or constructively own 10% or more of a tenant.  Third, if more than 15% of the total rent we receive under a lease is attributable to personal property leased in connection with a lease of real property, then the portion of rent attributable to that personal property does not qualify as “rents from real property.” Finally, we generally must not operate or manage the property, or furnish or render services to the tenants of the property, other than through an independent contractor from whom we do not derive revenue.  However, we may directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only or are not otherwise considered “rendered to the occupant” for its convenience.  A de minimis amount of up to 1% of the gross income may be received by us from each property from the provision of non-customary services without disqualifying all other amounts received from that property as “rents from real property.” However, the de minimis amount itself will not qualify as “rents from real property” for purposes of the 75% and 95% gross income tests.  In addition, we may furnish certain services (including “non-customary” services) through a taxable REIT subsidiary, which includes a corporation other than a REIT in which we hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary.  As mentioned above, a taxable REIT subsidiary is subject to U.S. federal income tax at regular corporate rates.

For purposes of the above, rents received from a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by our taxable REIT subsidiary are substantially comparable to rents by our other tenants for comparable space.  Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, or modified, if such modification increases the rents due under such lease.  Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock representing more than 50% of the total voting power or value of the outstanding stock of such taxable REIT subsidiary.

Certain of our affiliates, including Macerich Property Management Company, LLC and Macerich Westcor Management, LLC, have provided and will continue to provide services with respect to shopping centers wholly owned by us (“Centers”) and any newly-acquired, wholly-owned property of the Macerich Partnership our operating partnership or certain of our property partnerships.  We believe that all of the services so provided were and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only.  Therefore, the provision of those services will not cause the rents received with respect to the Centers or newly-acquired centers to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.  In addition, we have elected taxable REIT subsidiary status with respect to certain of our affiliates.  If Macerich Partnership or a property partnership contemplates providing services in the future that reasonably might be expected to fail the “usual or customary” standard, it will arrange to have those services provided by an independent contractor from which neither Macerich Partnership nor any property partnership receives any income, or by one of our taxable REIT subsidiaries.

Prohibited Transactions.  Net income from prohibited transactions is subject to a 100% tax.  The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business.  We believe that none of the assets owned by Macerich Partnership, the property partnerships, or us are held for sale to customers.  Further, the sale of any Center and associated property will not be in the ordinary course of business of Macerich Partnership, the relevant property partnership or us.  We will attempt to comply with the terms of the safe harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions.  However, we may not always comply with the safe harbor and in the absence of the safe harbor whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances, including those related to a particular property.  As such, complete assurance cannot be given that we can comply with the safe harbor provisions of the Code or avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of business.”

Effect of Subsidiary Entities.  In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share.  In addition, the character of the assets and gross income of the partnership will remain the same in the hands of the REIT for U.S. federal income tax purposes.  Thus, our proportionate share of the assets, liabilities and items of income of Macerich Partnership and our property partnerships will be treated as our assets, liabilities and items of income for purposes of applying the REIT requirements described in this prospectus supplement.

Our investment in the Centers directly or indirectly through Macerich Partnership and property partnerships should give rise to qualifying income in the form of rents and gains on the sales of Centers.  Substantially all income derived by us from our taxable REIT subsidiaries will be in the form of dividends on the stock and equity interests owned by Macerich Partnership.  While these dividends only satisfy the 95% (and not the 75%) gross income test, we anticipate that non-qualifying income on our investments (including dividend income) will not result in our failing any of the gross income tests.

Redetermined Rents.  Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax.  In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.  Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code.  Safe harbor provisions are provided where generally:

•                  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•                  the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties, and the charges for such services are substantially comparable;

•                  rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary, and the charge for services is separately stated; and

•                  the taxable REIT subsidiary’s gross income from the services is not less than 150% of the subsidiary’s direct cost in furnishing or rendering the service.

Relief Provisions for Failing the 75% or the 95% Gross Income Tests.  If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under provisions of the Code.  Relief provisions are generally available if:

•                  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service (the “IRS”) setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with forthcoming Treasury regulations; and

•                  our failure to meet these tests was due to reasonable cause and not willful neglect.

However, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  As discussed above in “—Taxation of our Company,” even if the relief provisions apply, a tax will be imposed with respect to some or all of our excess nonqualifying gross income, reduced by approximated expenses.

Asset Tests.  We must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year:

•                  at least 75% of the value of our total assets must be represented by real estate assets (including (1) our allocable share of real estate assets held by partnerships in which we own an interest, (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company, cash, cash items and government securities and (3) stock in other REITs);

•                  not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

•                  of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a taxable REIT subsidiary), and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities (unless the issuer is a taxable REIT subsidiary or we can avail ourselves of the rules relating to certain securities and “straight debt” summarized below); and

•                  not more than 20% of the value of our total assets (25% for taxable years beginning after July 30, 2008) may be represented by securities of one or more taxable REIT subsidiaries.

For purposes of these tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership.  The term “securities,” however, generally includes debt securities issued by a partnership or another REIT.  However, “straight debt” securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, certain specified rental agreements and securities issued by REITs are not treated as “securities” for purposes of the “10% value” asset test.  “Straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (subject to certain specified exceptions), and (iii) the issuer is either not a corporation or partnership, or the only securities of the issuer held by us, and certain of our taxable REIT subsidiaries, subject to a de minimis exception, are straight debt and other specified assets.

Our investment in the Centers through our interest in Macerich Partnership and property partnerships will constitute qualified assets for purposes of the 75% asset test.

Macerich Partnership owns 100% of the outstanding stock of Macerich Management Company, which has elected taxable REIT subsidiary status.  In addition, Macerich Partnership owns indirectly 100% of the interests in Westcor Partners, LLC, which also has elected taxable REIT subsidiary status.  Because we have a partnership interest in Macerich Partnership, we are deemed to own our pro rata share of the assets of Macerich Partnership, including the securities of Macerich Management Company and the interests in Westcor Partners, LLC.  Macerich Property Management Company, LLC and Macerich Westcor Management, LLC are both single member limited liability companies that are disregarded for U.S. federal income tax purposes.

Because the management companies are either taxable REIT subsidiaries or are disregarded entities for U.S. federal income tax purposes, Macerich Partnership does not violate the limitation on holding more than 10% of the voting securities of any one issuer.  In addition, not more than 20% of our total assets consists of securities issued by the management companies that have elected taxable REIT subsidiary status.

The above asset tests must be satisfied not only on the date that we acquire, directly or through Macerich Partnership, securities in the applicable issuer, but also in each quarter we acquire any security or other property, including as a result of increasing our interest in Macerich Partnership.  After initially meeting the asset tests at the beginning of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets.  If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter.  Although we believe we have satisfied the asset tests and plan to take steps to ensure that we satisfy such steps for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in Macerich Partnership’s overall interest in an issuer.  If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

In certain cases, we may avoid disqualification for any taxable year if we fail to satisfy the asset tests after the 30 day cure period.  We will be deemed to have met certain of the REIT asset tests if the value of our non-qualifying assets for such tests (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the non-qualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by forthcoming Treasury regulations.  For violations due to reasonable cause rather than willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT, after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by forthcoming Treasury regulations, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets, and (iii) disclosing certain information to the IRS.  If we fail the asset test and cannot avail ourselves of these relief provisions, we may fail to qualify as a REIT.

Annual Distribution Requirements.  We are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (1) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (2) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of specified items of noncash income.  Dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after the declaration.  To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable.  We may designate all or a portion of our undistributed net capital gains as being includable in the income of our stockholders as gain from the sale or exchange of a capital asset.  If so, the stockholders receive an increase in the basis of their stock in the amount of the income recognized.  Stockholders are also to be treated as having paid their proportionate share of the capital gains tax imposed on us on the undistributed amounts and receive a corresponding decrease in the basis of their stock.  Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) the amounts on which certain taxes are imposed on us.  We have made and intend to make timely distributions sufficient to satisfy all annual distribution requirements.

From time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of those expenses in arriving at our taxable income.  Further, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale.  Additionally, we may incur cash expenditures that are not currently deductible for tax purposes.  As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income.  To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends.  We are required to arrange through Macerich Partnership any borrowings for the purpose of making distributions to stockholders.

Under circumstances relating to any IRS audit adjustments that increase income, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being disqualified as a REIT or taxed on amounts distributed as deficiency dividends.  However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record Keeping Requirements.  To elect taxation as a REIT under applicable Treasury regulations, we must maintain records and request information from our stockholders designed to disclose the actual ownership of our stock.  We have complied and intend to continue to comply with these requirements.

Affiliated REITs.  Macerich Partnership owns 100% of the outstanding common stock of Macerich PPR Corp., which in turn owns a 51% interest in Pacific Premier Retail Trust.  These affiliated REITs must also meet the REIT tests discussed above.  The failure of either of these affiliated REITs to qualify as a REIT could cause us to fail to qualify as a REIT, because we would then own (through Macerich Partnership) more than 10% of the securities of an issuer that was neither a REIT, a qualified REIT subsidiary nor a taxable REIT subsidiary.  We believe that the affiliated REITs have been organized and operated in a manner that will permit them to qualify as REITs.  The affiliated REITs, however, may be “personal holding companies” within the meaning of the Code, and may thereby be subject to the personal holding company tax.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT for U.S. federal income tax purposes in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will we be required to make those distributions.  If we fail to so qualify and the relief provisions do not apply, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable at capital gain rates (through 2010), and, subject to specified limitations of the Code, corporate distributees may be eligible for the dividends received deduction.  Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.  It is not possible to state whether in all circumstances we would be entitled to statutory relief.

We can invoke specified cure provisions for any taxable year in the event we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT for U.S. federal income tax purposes.  These cure provisions would limit the instances causing our disqualification as a REIT for violations due to reasonable cause, and would instead require the payment of a monetary penalty.

Tax Aspects of Our Investments in Partnerships

We hold direct or indirect interests in Macerich Partnership and the property partnerships (each individually a “Partnership” and, collectively, the “Partnerships”).  In general, partnerships are “pass-through” entities which are not subject to U.S. federal income tax.  Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership.  Further, the partners are potentially subject to tax thereon without regard to whether the partners receive a distribution from the partnership.  We will include our proportionate share of the items of income, gain, loss, deduction and credit of the Partnerships for purposes of the various REIT income tests.  See above “—Requirements for Qualification—Gross Income Tests.” Any resulting increase in our REIT taxable income will increase our distribution requirements (see above “—Requirements for Qualification—Annual Distribution Requirements”).

However, these increases will not be subject to U.S. federal income tax in our hands provided that the income is distributed by us to our stockholders.  Moreover, for purposes of the REIT asset tests (see above “—Requirements for Qualification—Asset Tests”), we will include our proportionate share of assets held by the Partnerships.

Tax Allocations with Respect to Contributed Properties.  Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution.  The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution (a “Book-Tax Difference”).  These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.  Macerich Partnership was formed principally by way of contributions of appreciated property.  Consequently, the Partnership Agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the limited partners of Macerich Partnership who contributed properties to it will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets.  This will tend to eliminate the Book-Tax Difference over the life of the Partnerships.  However, the special allocation rules of Section 704(c) of the Code do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale.  Under the applicable Treasury regulations, special allocations of income and gain and depreciation deductions must be made on a property-by-property basis.  Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating these deductions to the non-contributing partners (i.e., the REIT and the other non-contributing partners) up to the amount of their share of book depreciation.  Any remaining tax depreciation for the contributed property would be allocated to the partners that contributed the property.  Macerich Partnership intends to elect the traditional method of rectifying the Book-Tax Difference under the applicable Treasury regulations, under which, if depreciation deductions are less than the non-contributing partners’ share of book depreciation, then the non-contributing partners lose the benefit of these deductions (“ceiling rule”).  When the property is sold, the resulting tax gain is used to the extent possible to eliminate the Book-Tax Difference (reduced by any previous book depreciation).  Because of the application of the ceiling rule it is anticipated that tax depreciation will be allocated substantially in accordance with the percentages of Macerich Partnership units held by us and the limited partners of Macerich Partnership, notwithstanding Section 704(c) of the Code.  Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of those contributed assets in excess of the economic or book depreciation allocated to them, and possibly the economic and book income or gain allocated to them as a result of the sale.  This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.  See above “—Requirements for Qualification—Annual Distribution Requirements.”

Taxation of Stockholders

Taxation of Taxable U.S. Holders

U.S. Holder and Non-U.S. Holder.  For purposes of this summary, a “U.S. Holder” is a beneficial owner of our common stock that is:

•                  a citizen or resident of the United States;

•                  a corporation or entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision of the United States;

•                  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if it (1) is subject to the primary supervision of a court within the United States, and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A beneficial owner of our common stock that is an individual, a corporation or entity treated as a corporation for U.S. federal income tax purposes, an estate or trust and not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  Persons holding our common stock through a partnership or other entity treated as a partnership for U.S. federal income tax purposes should consult their own tax advisors.

Distributions.  As long as we qualify as a REIT for U.S. federal income tax purposes, distributions made to our taxable U.S. Holders on our common stock will be taxed as follows:

•                  Distributions out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally constitute ordinary dividend income to U.S. Holders and will not be eligible for the dividends received deduction for corporations.

•                  Distributions in excess of current and accumulated earnings and profits are not taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s shares, but rather reduce the adjusted basis of those shares.  To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Holder’s shares, they are to be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

•                  Distributions designated as capital gain dividends constitute long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held its stock.  Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income.

•                  Distributions declared by us in October, November or December of any year payable to a U.S. Holder of record on a specified date in October, November or December will be treated as both paid by us and received by the U.S. Holder on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year.

•                  U.S. Holders may not include in their individual income tax returns any of our net operating losses or capital losses.

•                  In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, the Company’s earnings and profits generally will be allocated first to distributions with respect to our preferred stock prior to allocating any remaining earnings and profits to distributions on our common stock.  If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, although the proper tax treatment of those amounts is not entirely clear, we intend to allocate the capital gain dividends among different classes of stock in proportion to the allocation of earnings and profits as described above.

Tax Rates.  The maximum tax rate applicable to non-corporate taxable U.S. Holders for long-term capital gains, including capital gain dividends, and for certain dividends, has generally been reduced to 15%.  Short-term capital gains recognized by non-corporate taxpayers are taxed at ordinary income rates (currently up to 35%).  Gains recognized by corporate taxpayers (other than tax-exempt taxpayers) are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains.  The deductibility of capital losses is subject to certain limitations.

In general, dividends paid by REITs are not eligible for the reduced 15% tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate (REIT) level or to dividends properly designated by us as capital gain dividends.  The currently applicable provisions of the U.S. federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Sale, Exchange,  Repurchase or Other Disposition of the Common Stock.  Upon a sale, repurchase or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received on the sale or other disposition and such holder’s adjusted tax basis in the common stock.  Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for the common stock is more than one year.  In general, any loss upon a sale or exchange of shares by a U.S. Holder, if such holder has held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such holder as long-term capital gain.  The deductibility of capital losses is subject to a number of limitations.

Backup Withholding and Information Reporting.  Information with respect to dividends paid on our common stock and proceeds from the sale or other disposition of our common stock may be required to be reported to U.S. Holders and to the IRS.  This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.

A U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to distributions paid on our common stock, or with respect to proceeds received from a sale or other disposition of our common stock.  Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules.  To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9.

U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable.  The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Treatment of Tax-Exempt Holders.  Distributions on our common stock by us to a tax-exempt employee pension trust, or other domestic tax-exempt holder, generally will not constitute unrelated business taxable income (“UBTI”), unless the holder has borrowed to acquire or carry our common stock.  However, qualified trusts that hold more than 10% (by value) of some REITs may be required to treat a specified percentage of those REITs’ distributions as UBTI.  This requirement will apply only if (1) the REIT would not qualify as such for U.S. federal income tax purposes but for the application of a “look-through” exception to the “five or fewer” requirement applicable to shares held by qualified trusts and (2) the REIT is “predominantly held” by “qualified trusts” (as defined below).  A REIT is predominantly held if either (1) a single qualified trust holds more than 25% by value of the REIT interests; or (2) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests.  The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less specified associated expenses) of the REIT.  A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.  For those purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.  Because the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying upon the “look-through” exception, the restrictions on ownership of our stock in our Charter generally should prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our stock, absent approval by our Board of Directors.

Taxation of Non-U.S. Holders.  This section provides a brief summary of the complex rules governing U.S. federal income taxation of Non-U.S. Holders.  Prospective Non-U.S. Holders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions.  Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and that may not be designated by us as capital gains dividends generally will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits.  These distributions will ordinarily be subject to a withholding tax of 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax.  However, if income from the investment in our common stock is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (through a U.S. permanent establishment, if a Non-U.S. Holder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), the Non-U.S. Holder generally will be subject to a tax at graduated rates, in the same manner that U.S. Holders are taxed with respect to distributions of this kind (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).  We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of this kind made to a Non-U.S. Holder, unless the Non-U.S. Holder files (1) an accurate and complete IRS Form W-8BEN with us certifying that a lower treaty rate applies, or (2) an accurate and complete IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent that these distributions do not exceed the adjusted basis of a Non-U.S. Holder’s shares, but rather will reduce the adjusted basis of those shares.  To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Holder’s shares, these distributions will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of his or her shares in us, as described below.  If it cannot be determined, at the time a distribution is made, whether or not that distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends.  However, amounts thus withheld are refundable by the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the Non-U.S. Holder on a timely basis.

Distributions to a Non-U.S. Holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless: (1) the investment in our common stock is effectively connected with the

Non-U.S. Holder’s U.S. trade or business (through a U.S. permanent establishment, if a Non-U.S. Holder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or (2) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for more than 182 days during the taxable year and certain other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, reduced by certain capital losses.

For any year in which we qualify as a REIT for U.S. federal income tax purposes, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).  Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Holder as if the gain were effectively connected with a U.S. business.  Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. Holders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).  Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption.  We are required by applicable Treasury regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend.  This amount is creditable against the Non-U.S. Holder’s FIRPTA tax liability.

Notwithstanding the foregoing, distributions that are attributable to gain from sales or exchanges of U.S. real property interests (including capital gain distributions) with respect to any class of stock of a REIT that is regularly traded on an established securities market located in the United States will not be treated as gain recognized from the sale or exchange of a U.S. real property interest if the Non-U.S. Holder does not own more than 5% of such class of stock at any time during the 1-year period ending on the date of distribution.  Instead, any such distribution will be treated as an ordinary dividend for U.S. federal income tax purposes.

Sale, Exchange, Repurchase or Other Disposition of the Common Stock.  Gain recognized by a Non-U.S. Holder upon a sale, repurchase or other disposition of our common stock generally will not be taxable to a Non-U.S. Holder in the United States unless (1) investment in our common stock is effectively connected with the Non-U.S. Holder’s U.S. trade or business (through a U.S. permanent establishment, if a Non-U.S. Holder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), in which case the Non-U.S. Holder generally will be subject to the same treatment as U.S. Holders with respect to the gain and if such Non-U.S. Holder is a corporation, may also be subject to the branch profits tax described above; (2) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, reduced by certain capital losses; or (3) we are not a “domestically controlled REIT” (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons), in which case gain recognized by a Non-U.S. Holder will be taxable under FIRPTA.

We currently anticipate that we constitute a domestically controlled REIT, although, because our common stock is publicly traded, there can be no assurance that we have or will retain that status.  If we are not a domestically controlled REIT, gain recognized by a Non-U.S. Holder with respect to any class of our stock that is regularly traded on an established securities market will nevertheless be exempt under FIRPTA if that Non-U.S.  Holder at no time during the five-year period ending on the date of disposition owned more than 5% of such class of stock.  If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as U.S Holders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).  In that case, withholding tax at a rate of 10% of the amount payable could apply and any withholding tax withheld pursuant to the rules applicable to dispositions of a U.S. real property interest would be creditable against such Non-U.S. Holder’s U.S. federal income tax liability.

Non-U.S. Holders are urged to consult their own tax advisors as to whether they will be subject to tax under FIRPTA upon a disposition of their common stock.

Backup Withholding and Information Reporting.  Information may be required to be reported to Non-U.S.  Holders and to the IRS concerning the amount of any dividends paid on our common stock.  Under current U.S. federal income tax law, backup withholding tax (at the rate of 28%) will not apply to dividend payments on our common stock if the required certifications of exempt status are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a nonexempt person.

Under the Treasury regulations, payments on the sale, exchange or other disposition of our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding.  However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, a foreign partnership that has significant U.S. ownership or at any time during its taxable year is engaged in a U.S. trade or business, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.  Backup withholding may apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.

The information reporting and backup withholding rules will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.

Non-U.S. Holders should consult their own tax advisors regarding the application of withholding, information reporting and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under the current Treasury regulations.  Backup withholding does not represent an additional income tax.  Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by such holder to the IRS.

Other Tax Considerations

Taxable REIT Subsidiaries.  A portion of the cash to be used by Macerich Partnership to fund distributions to partners, including us, may come from the taxable REIT subsidiaries through distributions on the stock or limited liability company interests that will be held by Macerich Partnership.  The taxable REIT subsidiaries will receive income from Macerich Partnership, the property partnerships and unrelated third parties.  Because we, Macerich Partnership and the taxable REIT subsidiaries are related through stock or other ownership, income of the taxable REIT subsidiaries from services performed for us and Macerich Partnership may be subject to rules under which additional income may be allocated to the taxable REIT subsidiaries.  The taxable REIT subsidiaries will pay federal and state income tax at the full applicable corporate rates on their income prior to payment of any distributions.  The taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether, or the extent to which, measures taken to minimize taxes will be successful.  To the extent that the taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution by us to stockholders or available to service our indebtedness will be reduced accordingly.

Possible Legislative or Other Actions Affecting Tax Consequences.  You should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made.  The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes.  Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.

State and Local Taxes.  We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside.  The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above.  Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in any securities being offered by this prospectus or a prospectus supplement to this prospectus.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC that are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

We and any selling securityholders may sell the securities under this prospectus in one or more of the following ways (or in any combination) from time to time:

•                  to or through one or more underwriters or dealers;

•                  in short or long transactions;

•                  directly to investors; or

•                  through agents.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•                  in privately negotiated transactions;

•                  in one or more transactions at a fixed price or prices, which may be changed from time to time;

•                  in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•                  at prices related to those prevailing market prices; or

•                  at negotiated prices.

As applicable, we, any selling securityholders, and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:

•                  the names of any underwriters, dealers or agents;

•                  any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•                  any discounts or concessions allowed or reallowed or paid to dealers;

•                  details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•                  the purchase price of the securities being offered and the proceeds we will receive from the sale;

•                  the public offering price; and

•                  the securities exchanges on which such securities may be listed, if any.

We and any selling securityholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or any selling securityholders, as the case may be, or borrowed from us or any selling securityholders, as the case may be, or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or any selling securityholders, as the case may be, in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).  We may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers. If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We and any selling securityholders may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

 We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities. In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable  rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable  rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales. We and any selling securityholders may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We and any selling securityholders may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market and Listing of Securities. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California, and by Venable LLP, Baltimore, Maryland, with respect to matters of Maryland law.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedules, incorporated in this Prospectus by reference from the Company’s Amendment No. 1 to the Annual Report on Form 10-K/A, and the effectiveness of The Macerich Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedules and include an explanatory paragraph referring to the restatement described in Note 25 and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness).  Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Pacific Premier Retail Trust as of and for the year ended December 31, 2007 and the related consolidated financial statement schedules, incorporated in this Prospectus by reference from Amendment No. 1 to The Macerich Company’s Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of SDG Macerich Properties, L.P., as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, as stated in their report appearing in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2007, also incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.